EXHIBIT 10.1

AMENDED AND RESTATED
ASSET PURCHASE AGREEMENT
DATED AS OF FEBRUARY 14, 2007
BETWEEN
MASTEC NORTH AMERICA, INC.
AND
ATLAS TRAFFIC MANAGEMENT SYSTEMS LLC

AMENDED AND RESTATED ASSET PURCHASE AGREEMENT
     This AMENDED AND RESTATED ASSET PURCHASE AGREEMENT (“Agreement”) is hereby made and entered into this 14th day of February, 2007, by and between ATLAS Traffic Management Systems LLC, a Delaware limited liability company (formerly known as LM-ITS Acquisition Company LLC) (“Buyer”), and MasTec North America, Inc., a Florida corporation (“Seller”).
     WHEREAS, Seller, through its department of transportation service group, provides specialty contracting services to state Departments of Transportation, including traffic management systems, related IT installations, and roadside construction services (such service group, the “Business”); and
     WHEREAS, Buyer and Seller desire that Buyer acquire certain assets and assume certain liabilities of the Business, including substantially all of Seller’s state Department of Transportation related projects and assets, on the terms and conditions hereinafter set forth;
     WHEREAS, the parties have previously entered into that certain Asset Purchase Agreement (the “Original Agreement”) dated as of November 9, 2006 (the “Original Agreement Date”); and
     WHEREAS, the parties wish to modify certain agreements and understandings set forth in such Original Agreement by entering into this Amended and Restated Asset Purchase Agreement which amends and restates such Original Agreement, except that (i) the obligations and responsibilities set forth in the Original Agreement to be met by either party hereto since the Original Agreement Date shall not be deemed to have been postponed to the date hereof; and (ii) the representations and warranties made by either party hereto shall not supersede or replace the representations and warranties made by either party under the Original Agreement as of the Original Agreement Date and the Schedules delivered in connection therewith.
     NOW, THEREFORE, in consideration of the premises and of the mutual covenants hereinafter set forth, the parties hereto, intending to be legally bound, agree as follows:
     1. Recitals and Definitions.
          a. Recitals. The recitals contained herein are true and correct and by this reference are incorporated herein and made a part of this Agreement.
          b. Definitions. Capitalized terms not otherwise defined herein shall have the respective meanings set forth on Exhibit A.
     2. Purchase and Sale of Assets. Upon the terms and subject to the conditions contained herein, at the Closing Seller shall sell, assign, transfer and convey to Buyer, and Buyer shall purchase from Seller, free and clear of any Encumbrances, other than Permitted Encumbrances, all of Seller’s right, title and interest in the following assets (collectively, the “Assets”):
          a. all accounts receivable (whether current or noncurrent) of the Business, other than the Excluded Receivables, and all causes of action specifically pertaining to the collection of the foregoing (collectively, the “Acquired Receivables”);
          b. all Inventory of the Business (collectively, the “Acquired Inventory”);
          c. all of the Intellectual Property set forth on Schedule 2(c) (the “Acquired Intellectual Property”);
          d. all rights and interest of the Seller under the Contracts, including the Contracts set forth on Schedule 2(d) (the “Acquired Contracts”);
          e. all tangible personal property of the Business, including the machinery, equipment, tools, supplies, construction in progress, furniture and computer hardware, whether owned, leased or licensed set forth on Schedule 2(e) (the “Acquired Personal Property”);
          f. all projects of the Business set forth on Schedule 2(f), other than projects completed prior to the Closing Date, and other projects of the Business entered into after the date of this Agreement in accordance with this Agreement (the “Current Projects”);
          g. all other current assets, retainages and other long term assets of the Business as of the Closing Date, including those set forth on Schedule 2(g);
          h. except to the extent Seller is required to retain the originals pursuant to any Applicable Law (in which case a copy will be provided to the Buyer), the originals and/or copies (if originals are unavailable) of all information and records relating primarily to the Assets or the Business, including books, records, databases, ledgers, files, documents, correspondence, lists, plats, plans and designs of fixtures and equipment, specifications, technical information, creative materials, advertising and promotional materials, studies, reports, sales records, service records, supplier lists, customer lists, sales order files, engineering data files, purchase order files, supplier files, other supplier information, customer files, other customer information, environmental control, monitoring and test records and all other printed or written materials, whether or not confidential or proprietary;
          i. all software, programs and source code, program documentation, manuals, forms, guides, and other materials with respect thereto, to the extent transferable to Buyer without cost to Seller, including without limitation Microsoft Office applications, including Microsoft Windows (the “Transferable Software”), provided that the Oracle software shall not be transferred even if permitted pursuant to Seller’s license from Oracle;

          j. all expenses that have been prepaid by Seller relating primarily to the operation of the Business, including but not limited to ad valorem taxes, lease and rental payments;
          k. all rights, claims, credits, causes of action or rights of set-off or recoupment against Persons other than Seller and its Affiliates relating primarily to the Business or the Assets, including, without limitation, unliquidated rights under manufacturers’ and vendors’ warranties and rights to insurance proceeds as to the Assets;
          l. all Permits used in the Business, to the extent the transfer thereof is permitted by Applicable Law, including those set forth on Schedule 2(l) (collectively, the “Acquired Permits”);
          m. $2,500,000 of cash (the “Minimum Cash”); and
          n. the right to use the letters “ITS” to the extent Seller has any right to use such letters (for purposes of clarity and notwithstanding anything to the contrary set forth herein, MasTec makes no representation or warranty as to ownership or the right to use such letters), but without any reference to MasTec.
     3. Excluded Assets. Notwithstanding anything to the contrary set forth in Section 2 or elsewhere in this Agreement, the following assets of Seller (collectively, the “Excluded Assets”) are not part of the sale and purchase contemplated hereunder, are excluded from the Assets and shall remain the property of Seller after the Closing:
          a. all cash and cash equivalents (including, without limitation, checking account balances, certificates of deposit and other time deposits and petty cash) other than the Minimum Cash;
          b. all accounts receivable of Seller not related to the Business;
          c. accounts receivable of the Business to be designated by Seller prior to Closing on Schedule 3(c) in the aggregate amount of no more than $2,500,000 (the “Excluded Receivables”);
          d. all Inventory of Seller other than the Acquired Inventory;
          e. all rights and interest of Seller under all contracts, agreements, leases, licenses, commitments, sales and purchase orders, and other undertakings of any kind, whether written or oral other than the Acquired Contracts;

          f. all tangible personal property, including machinery, equipment, tools, supplies, construction in progress, furniture and fixtures, leasehold improvements and computer hardware, whether owned, leased or licensed other than the Acquired Personal Property;
          g. all projects of Seller other than the Current Projects;
          h. all (i) confidential personnel and medical records pertaining to any employee of Seller or its affiliates the disclosure or transfer of which is prohibited by Applicable Law; (ii) corporate minute books, charter documents, corporate stock record books and such other books and records as pertain to the organization, existence or share capitalization of Seller; (iii) documents relating to proposals to acquire the Assets by Persons other than Buyer; and (iv) all accounting and other books and records that do not relate to the Assets;
          i. all insurance policies and agreements;
          j. all refunds, prepayments, rights of recoupment, and other rights with respect to any Taxes relating to periods prior to and including the Closing;
          k. all intercompany accounts receivable, loans and advances;
          l. all of Seller’s assets which are not primarily used in connection with the Business;
          m. the name “MasTec” and all other Intellectual Property of the Seller and its Affiliates other than the Acquired Intellectual Property;
          n. all assets related to Excluded Liabilities;
          o. all software, programs and source code, program documentation, manuals, forms, guides, and other materials with respect thereto, other than the Transferable Software;
          p. all Permits other than the Acquired Permits;
          q. all of Seller’s rights hereunder; and
          r. Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an assignment of any Contract or Permit if an attempted assignment thereof, without the consent of a third party thereto, would constitute a breach thereof or would be legally ineffective. If any such consent is not obtained prior to Closing, including, but not limited to, consents from customers of those Current Projects set forth on Schedule 3(r), or does not remain in full force and effect at Closing in satisfaction of the conditions set forth in Sections 14(e) and 15(e) or if such consent is not required to be obtained pursuant to such sections, or if any attempt at an assignment thereof would be ineffective or would affect the rights of Seller thereunder so that Buyer would not in fact receive all such rights, (i) Buyer and

Seller shall use commercially reasonable efforts, following the Closing, to obtain any consents or approvals not obtained prior to Closing, and (ii) Buyer and Seller shall use reasonable efforts to enter into a mutually agreeable, reasonable and lawful arrangement under which Buyer obtains the benefits and assumes the obligations in respect of such Contract or Permit from and after the Closing, including subcontracting, sublicensing or subleasing to Buyer, and under which Seller would enforce for the benefit of Buyer, with Buyer assuming the obligations, any and all rights of Seller against a third Person party thereto.
     4. Assignment and Assumption of Liabilities.
          a. Subject to the terms and conditions set forth in this Agreement (including without limitation Section 17(d)) and except for the Excluded Liabilities, Buyer shall assume all of the Assumed Liabilities. “Assumed Liabilities” means:
               i) all Liabilities of the Business (including all Liabilities pursuant to the Acquired Contracts and Acquired Permits) arising or to be performed after or in respect of periods following the Closing, including all Liabilities for liquidated damages under the Acquired Contracts or related to the Assets;
               ii) all accounts payable related to the Business;
               iii) all Liabilities in respect of Transferred Employees, and beneficiaries of employees of the Business, including under or relating to WARN or any similar state or local law in each case to the extent relating to or arising out of any actions taken by Buyer on or after the Closing Date;
               iv) all Liabilities relating to claims of manufacturing or design defects with respect to any product sold (regardless of whether any such product was purchased prior to or after the Closing Date) or service provided by the Business on or after the Closing Date, including Liabilities in respect of investigations regarding product safety, product recall and related matters;
               v) all liabilities and obligations relating to warranty obligations or services with respect to any product sold or service provided by the Business prior to, on or after the Closing Date;
               vi) all Liabilities relating to the ITS Leases with respect to the period after the Closing Date;
               vii) all Liabilities relating to the Occupational Safety and Health Act of 1970, as amended, and any regulations, decisions or orders promulgated thereunder, together with any state or local law, regulation or ordinance pertaining to worker, employee or occupational safety or health in effect as the same may be amended, supplemented or superseded, relating to or arising out of the operation, affairs and conduct of the Business by Buyer in respect of periods following the Closing;
               viii) all Liabilities arising from or relating to the Proceedings set forth on Schedule 4(a)(viii) and all Proceedings arising after the Closing Date in connection with any Assumed Liability (the “Assumed Proceedings”); and
               ix) a pro rata portion of all ad valorem real property taxes for the portion of the taxable year ending after the Closing Date.
          b. The assumption by Buyer of the Assumed Liabilities, the transfer thereof by Seller, and the limitations of such transfer shall in no way expand the rights or remedies of any third party against Buyer or Seller or its Affiliates as compared to the rights and remedies which such third party would have had against Seller or its Affiliates had Buyer not assumed such liabilities. Without limiting the generality of the preceding sentence, the assumption by Buyer of the Assumed Liabilities shall not create any third party beneficiary rights which are not presently granted to any party under the terms of any Contract which is expressly assumed by Buyer under the terms of this Agreement.
     5. Excluded Liabilities. Buyer shall not assume, and shall not be deemed to have assumed, the following liabilities (collectively, the “Excluded Liabilities”):
          a. any liability or obligation of the Seller arising under this Agreement;
          b. except to the extent provided in Section 12(f), any liability or obligation of the Seller or its Affiliates with respect to, or arising out of, any employee benefit plan, executive deferred compensation plan or any other plans or arrangements for the benefit of any employees of the Seller or any such Affiliate, including the Transferred Employees;
          c. any liability or obligation of the Seller to any shareholders of the Seller or any of their Affiliates or to any party claiming to have a right to acquire any ownership interests or other securities convertible into or exchangeable for any ownership interests of the Seller;
          d. all Environmental Liabilities relating to or arising out of the operation, affairs and conduct of the Business by Buyer in respect of periods prior to Closing;
          e. any Taxes, fees, expenses or other amounts required to be paid as a result of the transaction contemplated by this Agreement;
          f. any liability of Seller for Taxes (with respect to the Business or otherwise) for periods prior to the Closing;

          g. all Liabilities arising from or relating to Proceedings other than the Assumed Proceedings;
          h. except to the extent an Assumed Liability pursuant to Section 4, liabilities and obligations asserted after Closing relating to or arising out of the operation, affairs and conduct of the Business by Seller in respect of periods prior to the Closing;
          i. Defective Installation Losses to the extent the aggregate amount of such Defective Installation Losses exceeds $250,000, in which case Seller shall indemnify Buyer for the aggregate amount of such Defective Installation Losses in excess of $250,000; and
          j. all equipment lease payments owing for the month of February 2007 on the leased vehicles and equipment of the Business in the approximate amount of $170,000.
     6. Purchase Price.
          a. The purchase price for the Assets shall be:
               i) $1,000,000 payable in cash to the Seller at Closing (the “Base Purchase Price”) by wire transfer of immediately available funds to such account or accounts as Seller shall have designated prior to the Closing Date; plus
               ii) additional earn-out consideration (the “Earn-Out”) up to a maximum amount of $12,000,000 (subject to reduction in accordance with Section 19(g)), which is accruable until December 31, 2013 and shall be accrued and paid in accordance with Section 6(b)(i) and (iv) below (the “Earn-Out Amount”), as follows:
          b. Earn-Out. In addition to the Base Purchase Price, Seller shall be entitled, to the extent not prohibited by the terms of any credit facilities in favor of Buyer (to the extent any such restrictions exist, all payments which would be payable under this section absent such restriction shall be deferred until such time as the payment thereof is not prohibited by the terms of any such credit facilities (including upon a Change of Control upon which all such deferred accrued amounts shall be paid in accordance with Section 6(b)(iv) below) and Buyer shall use commercially reasonable best efforts to remove or exclude all such restrictions from the terms of such credit facilities), to any accrued portion of the Earn-Out Amount as follows:
               i) With respect to the calendar year ending December 31, 2008 and each calendar year thereafter until December 31, 2013 (the “Earn-Out Period”), Buyer shall pay to Seller an amount (each such amount, an “Earn-Out Payment”), equal to 25% of the sum of (a) the EBITDA of the Business during such calendar year (the “Determination Year”), and (b) the EBITDA Loss Accrual, if any. An “EBITDA Loss Accrual”, which shall only exist if aggregate EBITDA during the Calculation Period (as defined below) is less than zero, means with respect to any Determination Year, the aggregate EBITDA of the Business during the Calculation Period.

                    1) The “Calculation Period” with respect to any Determination Year shall be from January 1st of the first year of the Earn-Out Period during which EBITDA was less than zero (or, if an Earn-Out Payment was paid or accrued in a prior Determination Year (a “Payout Year”), January 1st of the first year of the Earn-Out Period during which EBITDA was less than zero following the most recent Payout Year) through December 31st of the calendar year immediately preceding the Determination Year.
                    2) For purposes of clarity, any portion of the $12,000,000 maximum Earn-Out Amount that has not accrued as of the time when the final calculation of Cumulative EBITDA for the calendar year ending December 31, 2013 has been agreed upon by the Buyer and Seller shall expire and be of no further force or effect.
               ii) Computation of EBITDA. For purposes of this Agreement, “EBITDA” of the Business for any calendar year shall mean the earnings from operations before interest, taxes, depreciation and amortization, calculated as if the Business was being operated as a separate and independent entity (which for purposes of clarity shall not include any other businesses acquired by Buyer following the date hereof and all costs and expenses in connection therewith). All components of EBITDA shall be determined in accordance with US GAAP, consistently applied. In calculating EBITDA: (a) EBITDA shall be computed without regard to “extraordinary items” of gain or loss as that term shall be defined pursuant to US GAAP, (b) EBITDA shall not include any gains, losses or profits realized from the sale of any assets other than in the ordinary course of business, (c) EBITDA will be increased by the amount by which all management fees and other charges and payments made to Buyer or any of its Affiliates exceeds $300,000 per annum, (d) no deduction shall be made for any legal, accounting or other diligence fees or expenses arising out of this Agreement or the transactions contemplated hereby, (e) EBITDA will exclude any impact from the “cumulative effect of a change in accounting principles” as that term is defined pursuant to US GAAP, (f) EBITDA will exclude any non-cash impairment charges, and (g) the purchase and sales prices of goods and services sold by the Business to Buyer or any of its Affiliates or purchased by the Business from Buyer or any of its Affiliates shall be adjusted to reflect the amounts that the Business would have realized or paid if dealing with an independent party in an arm’s-length commercial transaction. Buyer shall calculate EBITDA based upon the year-end audited financial statements of the Business and pay the Earn-out Payment, if any, to Seller no later than the 150th day of each calendar year by wire transfer of same day funds to an account designated by Seller.
               iii) Restrictions on Buyer. During the period which the payment of any accrued Earn-Out is deferred as provided for in Section 6(b), Buyer shall not:

                    1) pay or cause to be paid any management fees, other charges or payments to any Affiliate of Borrower or otherwise in excess of $300,000 in the aggregate during any 12-month period; or
                    2) declare or pay any dividends, purchase, redeem, retire, defease or otherwise acquire for value any of its equity interests now or hereafter outstanding, return any capital to its stockholders, partners or members (or the equivalent Persons thereof) as such, or permit any of its subsidiaries to purchase, redeem, retire, defease or otherwise acquire for value any equity interests in Borrower or to issue or sell any equity interests therein; provided that Buyer may make annual distributions to its equity holders in an amount not to exceed the federal income tax liability of such holders as a result of Buyer’s income during such period.
               iv) Change of Control. Upon any Change of Control of Buyer, the proceeds paid to Buyer and its equity holders directly as a result of that Change of Control and limited only to those proceeds as a result of same, and its equity holders shall be paid or retained as follows:
                    1) first, Buyer shall pay Seller all Earn-Out Payments which were otherwise accrued and payable pursuant to Section 6(b)(i), but were deferred pursuant to such section;
                    2) second, Buyer shall retain an amount equal to all Invested Capital;
                    3) third, Buyer shall retain an amount equal to the Minimum Return;
                    4) fourth, Buyer shall pay Seller an amount equal to the unpaid accrued balance of the Earn-out Amount; and
                    5) finally, 100% of the remaining distributions shall be retained by Buyer.
               v) For purposes of this Section 6(b), the following terms have the respective meanings below:
                    1) “Invested Capital” means the aggregate amount of equity contributed to Buyer less the aggregate amount of equity distributed from Buyer to its equity holders, excluding all management fees.
                    2) “Minimum Return” means, a 20% per annum compounded return, on all Invested Capital.

                    3) “Change of Control” means the occurrence after the date hereof of any of (i) an acquisition after the date hereof by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act of 1934, as amended) of effective control (whether through legal or beneficial ownership of equity interests of the Buyer, by contract or otherwise) of in excess of 50% of the voting securities, limited partnership interests, general partnership interests or any other equity interests of the Buyer, or (ii) the Buyer merges into or consolidates with any other Person, or any Person merges into or consolidates with the Buyer and, after giving effect to such transaction, the equity holders of the Buyer immediately prior to such transaction own less than 50% of the equity interests of the Buyer or the successor entity of such transaction, (iii) the Buyer sells, transfers, leases or licenses its assets, as an entirety or substantially as an entirety, to another Person, or (iv) the execution by the Buyer of an agreement to which the Buyer is a party or by which it is bound, providing for any of the events set forth above in (i) through (iii).
               vi) Restrictions. Until such time as the Earn-Out Amount (as adjusted pursuant to this Agreement) has been paid in full:
                    1) the Business shall be managed and operated as a separate, stand alone entity;
                    2) without the prior written consent of Seller, there shall be no expenses imposed upon the Business by any Affiliate of Buyer, including without limitation, any corporate overhead charges, management fees, general and administrative expense allocation or charges or expenses relating to accounting, human resources, legal and compliance and information technology nor will any services or products be provided to the Business by an Affiliate of Buyer, except at rates that are at least as favorable as the Business could obtain from third parties; provided that Buyer shall be permitted to pay a management fee of no more than $25,000 per month to an Affiliate of Buyer; and
                    3) Buyer shall not make any distributions, pay or declare any dividends or otherwise transfer any of its assets to its Affiliates or other equity holders; provided that Buyer may make annual distributions to its equity holders in an amount not to exceed the federal income tax liability of such holders as a result of Buyer’s income during such period.
          c. Allocation of Purchase Price. The Base Purchase Price and the Earn-Out shall be referred to collectively as the “Purchase Price”. Prior to Closing, the Seller shall provide to Buyer a proposed allocation of the Purchase Price plus liabilities deemed assumed (the “Tax Purchase Price”) for the sale of the Assets. The Tax Purchase Price shall be allocated using principles that are consistent with the Internal Revenue Code of 1986, as amended. Prior to Closing, the Buyer and Seller shall mutually agree on a final allocation (the “Final Allocation”) of the Tax Purchase Price, which Final Allocation will be attached hereto as Schedule 6(d). After the Closing, the parties shall make consistent use of the allocation, fair market value and useful lives specified on Schedule 6(d) for all tax purposes and in all filings, declarations and reports with the Internal Revenue Service (“IRS”) and similar reports for state, local, or foreign purposes in respect thereof, including the reports required to be filed under Section 1060 of the Internal Revenue Code of 1986, as amended. Buyer shall prepare and deliver IRS Form 8594 to Seller within forty-five (45) days after the Closing Date to be filed with the IRS in accordance with Schedule 6(d). In any proceeding related to the determination of any tax, neither Buyer nor Seller shall contend or represent that such allocation is not a correct allocation.
     7. Intentionally Omitted.
     8. Seller’s Representations and Warranties. The Seller makes the representations and warranties to the Buyer set forth in this Section 8 as of the Original Agreement Date (except for those representations and warranties contained in Sections 8(m)(ii) and (iii) which are made as of the date hereof). All such representations and warranties are made subject to the exceptions noted in the Disclosure Schedules as delivered on the Original Agreement Date or any updated Disclosure Schedules as delivered on the date hereof. Notwithstanding anything to the contrary contained in this Agreement or in the Disclosure Schedules, any information disclosed in one section of the Disclosure Schedules shall be deemed to be disclosed against all the representations and warranties of the Seller. Certain information set forth in the Disclosure Schedules and the Data Room is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information in the Disclosure Schedules and the Data Room shall not be deemed to constitute an acknowledgement that such information is required to be disclosed in connection with the representations and warranties made by the Seller in this Agreement or that it is material, nor shall such information be deemed to establish a standard of materiality. All descriptions of documents contained in the Disclosure Schedules and the Data Room are qualified in their entirety by reference to the documents so described.
          a. Corporate Status and Authority. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Florida; has the requisite corporate power to own, operate, and lease its assets and properties and to carry on the Business as it is now being conducted; and is duly qualified to do business in all jurisdictions in which the nature of the Business requires such qualification. The Business currently conducts business in the States set forth in Schedule 8(a).
          b. Title to Assets; Encumbrances. Except as set forth in Schedule 8(b), Seller owns, leases or has the legal right to use all of the Assets. Seller has good and transferable title to, or in the case of leased or subleased assets, valid or subsisting leasehold interests in, all of the Assets, free and clear of any Encumbrances other than Permitted Encumbrances and Encumbrances created by or through Buyer or its Affiliates.
          c. Legal Proceedings; Orders.

               i) Except as set forth on Schedule 8(c)(i), there is no pending or, to Seller’s Knowledge, threatened Proceeding: (i) by or against Seller that relates to or may affect the Business, or any of the Assets or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated by this Agreement.
               ii) Except as set forth on Schedule 8(c)(ii), there is no Order to which Seller with respect to the Business or any of the Assets is subject.
               iii) Except as set forth on Schedule 8(c)(iii): (i) Seller is, and, at all times since January 1, 2002 has been, in compliance in all material respects with all of the terms and requirements of each Order applicable to the Business or any of the Assets; and (ii) Seller has not received, at any time since January 1, 2002, any written notice or other communication from any Governmental Authority regarding any violation of, or failure to comply with, any term or requirement of any Order applicable to the Business or any of the Assets.
          d. Material Contracts.
               i) Except as set forth in Schedule 8(d), as of the date hereof Seller, with respect to the Business, is not party to or otherwise bound by or subject to:
                    1) any written employment, severance or sales representative contract which contains an obligation (excluding commissions) to pay more than $100,000 per year;
                    2) any written consulting contract;
                    3) any real property lease or equipment lease which constitutes part of the Business or the Assets;
                    4) any Contract containing any covenant limiting the freedom of Seller, with respect of the Business or the operations of the Business, to engage in any line of business or compete with any Person in any geographic area in any material respect;
                    5) any Contract in effect on the date of this Agreement relating to the disposition or acquisition of the assets of, or any interest in, any business enterprise which relates to the Business other than in the Ordinary Course of Business;
                    6) any offset agreement entered into in connection with an international sales transaction and relating to any contract that imposes on the Business an obligation to perform that will continue in effect on or after the Closing Date;

                    7) any Contract of any kind that (i) requires a payment by any party in excess of, or a series of payments which in the aggregate exceed, $100,000, (ii) has a term, or requires the performance of any obligations by any party over a period, in excess of one year, or (iii) involves any director, officer or stockholder of the Seller;
                    8) any Contract pursuant to which the Seller on behalf of the Business has made or will make loans or advances, or has or will have incurred debts or become a guarantor or surety or pledged its credit on or otherwise become responsible with respect to any undertaking of another Person, in each case, in an amount over $100,000 (except for the negotiation or collection of negotiable instruments in transactions in the Ordinary Course of Business);
                    9) any indenture, loan agreement, note, mortgage, security agreement, lease of real property or personal property or other Contract relating to the borrowing of funds, an extension of credit or financing for which the Business is obligated; or
                    10) any Contract involving a partnership, joint venture or other cooperative undertaking.
               ii) Except as disclosed in Schedule 8(d), each contract disclosed in Schedule 8(d) is a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms (except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws now or hereafter in effect relating to or affecting creditors’ rights generally, including the effect of statutory and other laws regarding fraudulent conveyances and preferential transfers), and except with respect to liquidated damages owed by Seller and any delays or circumstances in connection therewith, Seller is not in default and has not failed to perform any obligation thereunder, and, to the Knowledge of Seller, there does not exist any event, condition or omission which would constitute a material breach or material default (whether by lapse of time or notice or both) by any other Person, which would give rise to any right of termination. Except as disclosed in Schedule 8(d), as of the date of this Agreement Seller has not received any written notification from any other Person party to any of the Contracts disclosed in Schedule 8(d) of a claim of default by Seller. Seller has previously made available to Buyer (i) true, accurate and complete copies of each document set forth on Schedule 8(d) (collectively, the “Identified Contracts”) and (ii) a written description of each oral arrangement so listed on Schedule 8(d). Except as set forth on Schedule 8(d), all such Identified Contracts and arrangements have been entered into by Seller in the Ordinary Course of Business. Except for sales of assets in the Ordinary Course of Business and this Agreement, neither Seller nor any of its Affiliates has any Contract or arrangement with respect to the sale or other disposition of the Business or any of the Assets.
          e. Compliance with Law and Other Regulations. The Business and each of the Assets is in compliance with, and no violation with respect thereto exists under, any and all Applicable Laws. As of the date of this Agreement, no action is pending or, to the

Knowledge of Seller, has been threatened against the Seller regarding the material violation by the Business of any Applicable Laws.
          f. No Material Adverse Effect. Except as set forth in Schedule 8(f), since the date of the Interim Balance Sheet, there has not been any Material Adverse Effect.
          g. Agreement Not in Breach of Other Instruments Affecting Seller. Except as set forth on Schedule 8(g), neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Seller, the Business or any of the Assets is subject or any provision of the charter or bylaws (or similar constitutive document) of the Seller or (ii) other than the need to obtain third party consents to the assignment of certain Acquired Contracts, violate or conflict with, result in a breach or termination of, constitute a default under, result in the acceleration of, give any third party any additional right (including the right to accelerate, terminate, modify, or cancel) under, require any notice or consent under or result in or constitute a circumstance which, with or without notice or lapse of time or both, would constitute any of the foregoing under, any Contract to which the Seller is a party or by which it or the Business is bound or to which any of the Assets is subject (or result in the imposition of any security interest upon any of the Assets or Business). Except as set forth on Schedule 8(g), the Seller is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority in order for the parties to consummate the transactions contemplated by this Agreement.
          h. Power of Seller to Execute Agreement. Seller has full corporate power and authority to execute, deliver, and perform this Agreement, and this Agreement has been duly executed and delivered and is the valid and legally binding obligation of Seller and is enforceable against it in accordance with its terms, except (i) to the extent that such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws now or hereafter in effect relating to creditors’ rights generally, including the effect of statutory and other laws regarding fraudulent conveyances and preferential transfers and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought (regardless of whether such enforceability is considered in a proceeding at law or in equity).
          i. Employee Benefit Plans.
               i) Schedule 8(i) lists each Employee Plan or material Benefit Arrangement which covers Transferred Employees and each collective bargaining agreement covering Transferred Employees.
               ii) Except as set forth in Schedule 8(i), with respect to the Business:

                    1) neither Seller nor any member of its “Controlled Group” (defined as any organization which is a member of a controlled group of organizations within the meaning of Code Sections 414(b). (c), (m) or (o) such member being referred to as an “ERISA Affiliate”) contributes, is obligated to contribute or has ever contributed to or had any liability to a multiemployer plan, as defined in Section 3(37) of ERISA;
                    2) no fiduciary of any funded Employee Plan has engaged in a nonexempt “prohibited transaction” (as that term is defined in Section 4975 of the Code and Section 406 of ERISA) which could subject Buyer to a penalty tax imposed by Section 4975 of the Code or Section 502(i) of ERISA;
                    3) no Employee Plan that is subject to Section 412 of the Code has incurred an “accumulated funding deficiency” within the meaning of Section 412 of the Code, whether or not waived;
                    4) each Employee Plan and Benefit Arrangement has been established and is operated and administered in all material respects in accordance with its terms and in material compliance with Applicable Law;
                    5) no Employee Plan subject to Title IV of ERISA has incurred any material liability under such title other than for the payment of premiums to the Pension Benefit Guaranty Corporation (“PBGC”);
                    6) no Employee Plan which is a “defined benefit plan” (within the meaning of ERISA) has been terminated; nor have there been any “reportable events” (as that term is defined in Section 4043 of ERISA and the regulations thereunder), other than reportable events arising directly from the Agreement or any of the transactions contemplated thereby, which would present a risk that an Employee Plan would be terminated by the PBGC in a distress termination;
                    7) each Employee Plan intended to qualify under Section 401 of the Code has received a determination letter, or an opinion or advisory letter upon which it may rely, that it is so qualified and, to the Seller’s knowledge, no event has occurred with respect to any such Employee Plan which could cause the loss of such qualification or exemption;
                    8) with respect to each Employee Plan listed in Schedule 8(i), Seller has made available to Buyer the most recent copy (where applicable) of (1) the plan document and all amendments; (2) the most recent determination letter; (3) any summary plan description and summary of material modifications; and (4) Form 5500;
                    9) with respect to the Transferred Employees, there are no post-retirement medical or health plans, dental plans, hospitalizations, life insurance or other plans or arrangements in effect;

                    10) there are no actions, claims or investigations pending or, to the knowledge of Seller threatened, against any Employee Plan, Benefit Arrangement, or any administrator, fiduciary or sponsor thereof with respect to the Business, other than benefit claims arising in the normal course of operation of such Employee Plan or Benefit Arrangement;
                    11) the consummation of the transactions contemplated by the Agreement in and of themselves will not entitle any individual to severance pay that is payable by Buyer, and will not accelerate the time of payment or vesting, or increase the amount of any compensation or benefits due any Transferred Employee to the extent such compensation or benefits are the responsibility of Buyer;
                    12) neither the Seller nor any ERISA Affiliate has any Liability that could have become a Liability of the Buyer (partially or totally within the meaning of ERISA) from any Employee Plan; and, without limitation by reference to any other provision of this Agreement or any schedule annexed hereto, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby shall result in a withdrawal (partial or total within the meaning of ERISA by the Seller or ERISA Affiliate) from any Employee Plan that could become a Liability; and
                    13) there are no contributions that have not been or will not be timely made to trusts in connection with “defined contribution plans” (within the meaning of Section 3(340 of ERISA) with respect to services rendered by Transferred Employees prior to the Closing Date.
          j. Consents. Except as set forth on Schedule 8(j), the Seller is not required to give any notice to or obtain any consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated by this Agreement.
          k. Permits. Except as set forth on Schedule 8(k), the Acquired Permits, true and complete copies of which have been made available to Buyer, comprise all Permits required by Applicable Law for the conduct of the Business as now conducted.
          l. Tax Matters.
               i) Each of Seller and its Subsidiaries has timely filed all material Tax Returns that it was required to file. All such Tax Returns were correct and complete in all material respects and were prepared in material compliance with all applicable laws and regulations. All Taxes owed by Seller or any of its Subsidiaries (whether or not shown or required to be shown on any Tax Return) have been paid or Seller has made provision therefor, except such Taxes as are being contested in good faith and as to which adequate reserves have been provided in the Interim Balance Sheet. Neither Seller nor any of its Subsidiaries currently is the beneficiary of any extension within which to file any Tax Return. No claim has even been made by any authority in a jurisdiction where Seller or any of its Subsidiaries does not file Tax Returns that Seller or any of its Subsidiaries is or may be subject to taxation by that jurisdiction. There are no liens on any of the assets of Seller and any of its Subsidiaries that arose in connection with any failure or alleged failure to pay any Tax.
               ii) Each of Seller and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.
               iii) Seller and its Subsidiaries do not expect any tax authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of Seller and any of its Subsidiaries either (A) claimed or raised by any authority in writing or (B) as to which Seller has Knowledge.
               iv) Neither Seller nor any of its Subsidiaries has waived any statute of limitations with respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.
               v) The unpaid Taxes of Seller and its Subsidiaries (A) did not, as of the most recent fiscal month end, exceed the reserve for Tax Liability set forth on the face of the most recent Balance Sheet and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with past custom and practice of Seller and its Subsidiaries in filing their Tax Returns.
               vi) None of the Assumed Liabilities is an obligation to make a payment that is not deductible under Code Section 280G.
               vii) Seller has no liability for Taxes of any person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract or otherwise.
          m. Financial Statements.
               i) Set forth on Schedule 8(m)(i) are true and complete copies of the unaudited balance sheet of the Seller as to the Business only as of December 31, 2005 (being hereinafter referred to as the “December 31, 2005 Balance Sheet”), and the related unaudited internally prepared statements of operations and shareholders’ equity for the year then ended (collectively, with the December 31, 2005 Balance Sheet, the “Financial Statements”). The December 31, 2005 Balance Sheet fairly presents in all material respects the financial condition of the Business as of the date thereof and the other related year end statements included in the Financial Statements fairly present in all material respects the results of operations of the Business for the fiscal year then ended; and each of the Financial Statements is consistent with the financial statements utilized for the preparation of the Seller’s audited consolidated financial statements and has been prepared from and in accordance with the books and records of the Seller except as otherwise noted therein.
               ii) Set forth on Schedule 8(m)(ii) are true and complete copies of the unaudited balance sheet of the Seller as to the Business only as of December 31, 2006 (being herein referred to as the “Interim Balance Sheet”), and the related unaudited internally prepared statements of operations and shareholders’ equity for the fiscal period then ended (collectively, with the Interim Balance Sheet, the “Interim Financial Statements”). The Interim Balance Sheet fairly presents in all material respects the financial condition of the Business as of the date thereof and the other related internally prepared statements included in the Interim Financial Statements fairly present in all material respects the results of operations of the Business for the fiscal period then ended, subject to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse). Each of the Interim Financial Statements has been prepared from and in accordance with the books and records of the Seller except as otherwise noted therein.
               iii) Except as set forth on Schedule 8(m)(iii), the Business has no liabilities or obligations of any type (whether accrued, contingent, absolute, fixed or otherwise) that are required by GAAP to be reflected or reserved against on a balance sheet prepared in accordance with GAAP principles that were not (i) fully reflected in, reserved against or otherwise disclosed in the Interim Balance Sheet or (ii) incurred since December 31, 2006 in the Ordinary Course of Business and not in breach of this Agreement.
               iv) Notwithstanding anything to the contrary set forth herein, the Seller makes no representation or warranty in this Section 8(m) with respect to the adequacy of its reserves against accounts receivable and Seller shall have no liability to Buyer in connection therewith.
          n. Events Subsequent to Interim Balance Sheet. Since the date of the Interim Balance Sheet the Seller has not, with respect to the Business or the Assets:
               i) engaged in any practice, taken any action, or entered into any transaction with respect to the Business outside the Ordinary Course of Business;
               ii) sold, transferred, conveyed, assigned or otherwise disposed of any of the Assets, except sales of Inventory, machinery and equipment in the Ordinary Course of Business;
               iii) waived, released or canceled any claims against third parties or debts owing to it or any rights which have any value, other than credits, reductions of claims, discounts and similar concessions to customers in the Ordinary Course of Business;

               iv) made any changes in its accounting systems, policies, principles or practices;
               v) suffered or permitted the creation of any security interest over any of the Assets other than in the Ordinary Course of Business or Permitted Encumbrances; or
               vi) entered into any transaction or arrangement of any kind, including transactions or arrangements in the Ordinary Course of Business as contemplated by Sections 8(n)(i)-(v), that (i) requires or reasonably may in the future require the Seller to pay or guarantee amounts or transfer assets or interests having fair market value in excess of in the aggregate $75,000, (ii) has a term, or requires the performance of any obligations by the Seller over a period, in excess of one year, or (iii) involves any director, officer or employee of the Seller or any of the Affiliates of such individuals or any Affiliate of the Seller.
          o. Real Property. Schedule 8(o) sets forth a true and complete list of all ITS Leases which constitute the only Leases currently in effect with respect to the Business. Other than the office and yard space currently occupied by the Business located at 2801 SW 46th Avenue, Fort Lauderdale, Florida, parts of which are used exclusively by the Business, Seller has no Owned Real Property used exclusively by the Business.
          p. Intellectual Property. Schedule 2(c) sets forth a complete list of the Acquired Intellectual Property and whether it is licensed to or owned by Seller. Except as set forth on Schedule 8(p) and except for Excluded Assets:
               i) to the Knowledge of the Seller, the conduct of the Business by the Seller does not currently infringe on any material Intellectual Property of any other Person;
               ii) as of the date of this Agreement, no action is pending or, to the Knowledge of the Seller, has been threatened against the Seller regarding the infringement by the Business of any material Intellectual Property owned by any other Person;
               iii) to the Knowledge of the Seller, as of the date of this Agreement there is no current infringement or unauthorized use by any other Person of any material Acquired Intellectual Property; and
               iv) Seller is not in material default or material breach of any license to any Acquired Intellectual Property that would give rise to any right of termination; to the Knowledge of Seller, no other party thereto is in default or breach thereof; and no such Intellectual Property license is the subject of any notice of termination given or threatened.
          q. Powers of Attorney. There are no outstanding powers of attorney relating to the Business.

          r. Insurance. The Seller maintains insurance for the Business reasonable in amounts and coverage for a business of its size and character. Schedule 8(r) sets forth a true, accurate and complete list of all claims (other than health and related claims) that have been made by Seller within the past year under any workmen’s compensation, general liability, property or other insurance policy held by Seller or its Affiliates with respect to the Assets or the operations of the Business. Except as set forth on Schedule 8(r), there are no pending or, to the Knowledge of Seller, prospective claims under any insurance policy with respect thereto. Such claim information includes the following information with respect to each accident, loss or other event: (i) the identity of the claimant; (ii) the date of the occurrence and (iii) the status as of the report date.
          s. Accounts Receivable. Each Acquired Receivable represents a valid obligation arising from a sale actually made or services actually performed by Seller in the Ordinary Course of Business. Except as set forth on Schedule 8(s), Seller has performed all of its obligations required thereby to deliver the goods or perform the services to which such account receivable relates.
          t. Condition and Sufficiency of Assets. The Assets constitute all the assets, properties and rights that are required for or (except for the Excluded Assets and Inventory sold in the Ordinary Course of Business and assets used to provide services to Buyer pursuant to the Transition Services Agreement) currently used in connection with the conduct of the Business as it is presently conducted and has been conducted since the date of the Interim Balance Sheet.
          u. Inventory. The Acquired Inventory is all of the Inventory of the Business, other than Inventory sold in the Ordinary Course of Business.
          v. Customers and Suppliers.
               i) Schedule 8(v)(i) sets forth a true, accurate and complete list of:
                    1) the twenty (20) largest customers of the Business in terms of revenue earned during the period beginning January 1, 2006 and ending on September 30, 2006 (collectively, the “Major Customers”); and
                    2) the twenty (20) largest suppliers of the Business in terms of purchases during the period beginning January 1, 2006 and ending on September 30, 2006 (collectively, the “Major Suppliers”).
               ii) Since the date of the Interim Balance Sheet, except as set forth on Schedule 8(v)(ii), there has been no material dispute, between Seller or any of its Affiliates and any Major Customer or Major Supplier and no Major Customer or Major Supplier has communicated to Seller in writing that it intends to reduce materially its purchases from, or sales to, the Business.

          w. Environmental Matters. Except as set forth on Schedule 8(w):
               i) Permits. The Seller possesses all Environmental Permits necessary in order to conduct the Business as it is now being conducted (the “ITS Environmental Permits”). A true and complete copy of each ITS Environmental Permit has been made available to Buyer. Each ITS Environmental Permit is in full force and effect. The Seller is in compliance, in all material respects, with all requirements, terms and provisions of the ITS Environmental Permits, and has filed on a timely basis (and updated as required) all reports, notices, applications or other documents required to be filed pursuant to the Environmental Permits.
               ii) Compliance With Environmental Laws. With respect to the operation of the Business, the Seller is in compliance with all Environmental Permits and Environmental Laws.
               iii) Reports, Disclosures and Notifications. The Seller has prepared and filed on a timely basis (and updated as required) all reports, disclosures, notifications, applications, pollution prevention, stormwater prevention or discharge prevention or response plans or other emergency or contingency plans required to be filed under Environmental Laws, with respect to the Business or any of Seller’s operations at the Property, including without limitation, Title III of the Superfund Amendments and Reauthorization Act, 42 U.S.C. §11001 et seq. Schedule 8(w)(iii) lists all such reports, disclosures, notifications, applications and plans filed by Seller with respect to the Business under Environmental Laws. Copies of all such reports, disclosures, notifications, applications and plans made available to Buyer are true, accurate and complete.
               iv) Notices. The Seller has not received any written notice from any Governmental Authority that Seller or the Properties: (1) is in violation of the requirements of any Environmental Permit or Environmental Laws; (2) is the subject of any suit, claim, proceeding, demand, order, investigation or request or demand for information arising under any Environmental Permit or Environmental Laws; or (3) has actual or potential liability under any Environmental Laws, including without limitation, CERCLA, RCRA or any comparable state or local Environmental Laws.
               v) No Reporting or Remediation Obligations. There are no Environmental Conditions arising out of or relating to Seller, the Business, or the use, operation or occupancy by Seller of the Properties that result or reasonably could be expected to result in (1) any obligation of Seller to file any report or notice, to obtain any Environmental Permit, to conduct any investigation, sampling or monitoring or to effect any environmental cleanup or remediation, whether on-site or offsite; or (2) liability, either to governmental agencies, including Environmental Authorities, or third parties, for damages (whether to person, property or natural resources), cleanup costs or remedial costs of any kind or nature whatsoever.

               vi) Liens and Encumbrances. No federal, state, local or municipal governmental agency or authority, including without limitation any Environmental Authority, has obtained or asserted an encumbrance or lien upon the Properties or the Assets as a result of any Release, use or cleanup of any Hazardous Material for which Seller is legally responsible, nor has any such Release, use or cleanup occurred which could result in the assertion or creation of such a lien or encumbrance.
               vii) Storage, Transport or Disposal of Hazardous Materials.
                    1) To Seller’s Knowledge, there is not now nor has there ever been located on the Properties any areas or vessels used or intended for the treatment, storage, deposit or disposal of Hazardous Materials, including, but not limited to, drum storage areas, surface impoundments, incinerators, landfills, tanks, lagoons, ponds, waste piles or deep well injection systems, other than quantities of materials regularly used for routine maintenance and cleaning of the Properties in the Ordinary Course of Business that are used and stored in compliance, in all material respects, with Environmental Laws.
                    2) The Seller has not transported for storage, treatment or disposal, by contract, agreement or otherwise, or arranged for the transportation, storage, treatment or disposal, of any Hazardous Material at or to any location including, without limitation, any location used for the treatment, storage or disposal of Hazardous Materials.
          x. Labor Relations; Employees.
               i) Except as set forth in Schedule 8(c)(i), there is no labor strike, work stoppage, arbitration, lawsuit or administrative proceeding relating to labor or employment matters, or other labor dispute pending, or to the Knowledge of Seller, threatened against the Seller with respect to the Business. The Seller is in compliance with all applicable laws, regulations, orders and agreements to which it is a party, relating to the employment of labor, wages and hours, labor relations, civil rights, safety and health, and/or workers’ compensation;
               ii) The Seller is not now and never has been a party to or bound by any collective bargaining agreement or union contract which covers or covered the employees of the Business;
               iii) No employee of the Business is party to an employment agreement with the Seller.
          y. Limitations on Representations and Warranties.
               i) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS SECTION 8, THE SELLER DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY,

STATEMENT MADE OR INFORMATION COMMUNICATED (WHETHER ORALLY OR IN WRITING) TO THE BUYER (INCLUDING ANY OPINION, INFORMATION OR ADVICE WHICH MAY HAVE BEEN PROVIDED TO BUYER OR ANY OF ITS AFFILIATES BY ANY SHAREHOLDER, PARTNER, DIRECTOR, OFFICER, EMPLOYEE, ACCOUNTING FIRM, LEGAL COUNSEL, OR OTHER AGENT, CONSULTANT, OR REPRESENTATIVE OF SELLER).
               ii) THE SELLER MAKES NO REPRESENTATIONS OR WARRANTIES TO THE BUYER EXCEPT AS CONTAINED IN THIS SECTION 8, AND ANY AND ALL STATEMENTS MADE OR INFORMATION COMMUNICATED BY SELLER OR ITS REPRESENTATIVES OUTSIDE OF THIS AGREEMENT (INCLUDING BY WAY OF THE DOCUMENTS CONTAINED IN THE DATA ROOM), WHETHER VERBALLY OR IN WRITING, ARE DEEMED TO HAVE BEEN SUPERSEDED BY THIS AGREEMENT, IT BEING INTENDED THAT NO SUCH PRIOR STATEMENTS OR COMMUNICATIONS SHALL SURVIVE THE EXECUTION AND DELIVERY OF THIS AGREEMENT.
     9. Buyer’s Representations and Warranties. Buyer represents and warrants to Seller as follows:
          a. Status and Authority. Buyer is, and at the Closing will be, a limited liability company, duly organized, validly existing, and in good standing under the laws of the State of Delaware with full limited liability company power and authority to conduct business as contemplated to be conducted. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been validly authorized by all appropriate limited liability company action. This Agreement has been duly and validly executed and delivered by Buyer and constitutes a valid and binding obligation of Buyer, enforceable against it in accordance with its terms.
          b. Litigation. There are no suits, actions, claims, arbitrations, administrative, or other proceedings or governmental investigations pending or threatened against or affecting Buyer in any court or before or by any federal, state, local, or other governmental department or agency that seek to restrain or prohibit the consummation, legality or validity of this Agreement or the transactions contemplated hereby or which would materially impair the ability of the Buyer to consummate such transactions.
          c. Agreement Not in Breach of Other Instruments. The execution and delivery of this Agreement by Buyer, the consummation by Buyer of the transactions contemplated hereby, and the fulfillment by Buyer of the terms hereof, will not violate any provision of the formation or operating documents of Buyer nor will they result in the breach of any term or provision of, or constitute a default under, or conflict with, or cause the acceleration of any obligation under, any loan agreement, note, debenture, indenture, mortgage, deed of trust, lease, contract, agreement, or other obligation of any description to which Buyer is a party or by which it is bound, or constitute a violation of Applicable Law.
          d. Investment Intent. The Buyer has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its purchase of the Assets, and the Buyer is capable of bearing the economic risks of such investment, including a complete loss of its investment. In evaluating the suitability of the investment, the Buyer has relied solely upon the representations, warranties, covenants and agreements made by the Seller herein and the Buyer has not relied upon any other representations or other information (whether oral or written and including any projections or supplemental data) made or supplied by or on behalf of the Seller or any Affiliate, employee, agent or other representative of the Seller.
          e. No Knowledge of Misrepresentations or Omissions. Buyer has no actual knowledge as of the date hereof that the representations and warranties of the Seller in this Agreement or in the Original Agreement, as modified by the disclosures set forth in the Disclosure Schedules, are or were not true and correct in all material respects, or that there are any material errors in, or material omissions from, the disclosures set forth in the Disclosure Schedules.
          f. Solvency. Upon and immediately after the consummation of the transactions contemplated by this Agreement and the incurrence of any indebtedness for borrowed money used to finance such transactions, the assets of the Buyer will exceed the liabilities of the Buyer. In connection with the consummation of the transactions contemplated by this Agreement and the incurrence of any indebtedness for borrowed money used to finance such transactions, the Buyer will not incur debts that are beyond its ability to pay as such debts mature and Buyer will have sufficient cash flows to perform all of its obligations hereunder and pursuant to the General Agreement of Indemnity.
          g. Inspections. Buyer acknowledges that Seller has made no representation or warranty as to the prospects, financial or otherwise, of the Business except as expressly set forth in this Agreement. Buyer agrees that it shall accept the Assets and the Assumed Liabilities as they exist on the Closing Date based on Buyer’s inspection, examination, determination with respect thereto as to all matters, and without reliance upon any express or implied representations or warranties of any nature, whether in writing, orally or otherwise, made by or on behalf of or imputed to Seller, except as expressly set forth in the Agreement.
     10. Survival. All of the representations and warranties of Seller contained in Sections 8(a), (b) (as to the first two sentences), (g)(i) and (l) and Section 20 , and all of the representations and warranties of Buyer contained in this Agreement shall survive the Closing without time limit, subject to any applicable statute of limitation. All other representations and warranties of Seller contained elsewhere in this Agreement or in any certificate delivered pursuant hereto shall survive the Closing and continue in full force and effect until April 15,

2008. The covenants and agreements made in Sections 10, 18, 20 and 21 shall survive in full force and effect indefinitely.
     11. Seller’s Covenants. Seller agrees that, between the Original Agreement Date and the Closing Date, inclusive, unless otherwise consented to in writing by the Buyer:
          a. Accuracy of Representations and Warranties. Seller shall not take any action that would (a) render untrue, in any material respect, any of the representations or warranties of Seller herein contained that are not qualified by materiality or (b) render untrue, in any respect, any of the representations or warranties of Seller herein contained that are qualified by materiality.
          b. Conduct of Business. Except as set forth on Schedule 11(b), Seller shall:
               i) conduct the Business only in the Ordinary Course of Business consistent with past practice;
               ii) not, directly or indirectly, encourage, solicit, initiate or continue any discussions or negotiations with, or provide any information to, negotiate with or enter into any agreement with, any person, entity or group concerning any sale of the Business or the Assets, any purchase of a business similar to the Business or any similar transaction, other than such asset sales or purchases as are in the Ordinary Course of Business;
               iii) not waive any rights under any Material Contracts;
               iv) not place any Encumbrances upon any of the Assets or incur any indebtedness with respect to the Business;
               v) not pay any bonus, or forgive any indebtedness of any officer or employee of the Business without Buyer’s prior written consent, which consent shall not be unreasonably delayed, conditioned or withheld;
               vi) with respect to the Business, not enter into any new contracts for the sale of goods or the provision of services which will not be fully completed prior to the Closing Date without Buyer’s prior written consent, which consent shall not be unreasonably delayed, conditioned or withheld;
               vii) with respect to the Business, not enter into any new leases;
               viii) with respect to the Business, not hire any new managers or senior managers without Buyer’s prior written consent, which consent shall not be unreasonably delayed, conditioned or withheld;

               ix) acquire or dispose of any assets of the Business in the aggregate in excess of $50,000 without Buyer’s prior written consent, which consent shall not be unreasonably delayed, conditioned or withheld; or
               x) agree to take any of the foregoing actions.
          c. Right of Inspection. Prior to the Closing, Seller shall provide to Buyer and its representatives reasonable access, during normal business hours and upon reasonable notice, the Assets for reasonable inspection and to make copies thereof at Buyer’s expense and to complete its due diligence; provided, however, that such access does not unreasonably disrupt the normal operations of Seller or the Business.
          d. Noncompetition; Nonsolicitation; etc.
               i) Seller covenants and agrees, as an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, that Seller will not, directly or indirectly, for a period of five years following the Closing in the United States or any territories of the United States carry on or participate in the ownership, management or control of a Competing Business; provided that Seller and its Affiliates shall not be prohibited from continuing to provide to customers of the Business or any other Persons the services Seller and its Affiliates provide as of the date hereof (excluding the services provided by the Business and not otherwise provided by Seller or its Affiliates). In addition, neither Seller nor its Affiliates shall be prohibited from providing duct, duct bank, conduit and Lighting Work (build, engineer, install, maintain) or communications, satellite, energy and broadband services (including municipal WIFI, WIMAX and other wireline or wireless broadband technologies). Furthermore, Seller and its Affiliates shall not be prohibited from providing any services outside the United States and its territories or providing services to clients other than State Departments of Transportation; provided, however, that Seller and its Affiliates may provide services to the Departments of Transportation of the States of Arizona, Nevada and Texas which Seller and its Affiliates provide as of the date hereof (excluding the services provided by the Business and not otherwise provided by Seller or its Affiliates). “Lighting Work” includes lighting structures or installing/maintaining/supporting other equipment on lighting structures.
               ii) Nothing contained in this Section 11(d) shall limit or restrict the right of Seller to hold and make investments in securities of any Person that has securities listed on a national securities exchange or admitted to trading privileges thereon or actively traded in a generally recognized over-the-counter market, provided that the aggregate equity interest therein of Seller does not exceed (5%) of the outstanding shares or interests in such Person at the time of Seller’s investment therein provided that such Seller does not take any active management role. Notwithstanding any provisions of this Section 11(d) to the contrary, if Seller acquires securities of any Person that is engaged in a competing business, Seller shall not be deemed to be in violation of this Section 11(d), provided that at the time of acquisition the competing business represents less than 25% of the gross revenues of the acquired Person for the acquired Person’s most recently completed fiscal year.
               iii) From and after the date of this Agreement until the fifth anniversary of the Closing Date, Seller shall not, without the prior written approval of Buyer, directly or indirectly solicit any individual who was a non-exempt (within the meaning of the Fair Labor Standards Act) Transferred Employee to terminate his or her employment relationship with Buyer; provided, however, that the foregoing shall not apply to individuals hired as a result of the use of an independent employment agency (so long as the agency was not directed to solicit a particular individual or a class of individuals that could only be satisfied by employees of Buyer) or as a result of the use of a general solicitation (such as an advertisement) not specifically directed to employees of Buyer. From and after the date of this Agreement until the fifth anniversary of the Closing Date, Seller will not induce or seek to induce any contractor, supplier, client or customer of Buyer to terminate its relationship with Buyer in respect of the Business.
               iv) Seller recognizes and agrees that a breach by Seller of any of the covenants and agreements in this Section 11(d) could cause irreparable harm to Buyer, that Buyer’s remedies at law in the event of such breach would be inadequate, and that, accordingly, in the event of such breach a restraining order or injunction or both may be issued against Seller, in addition to any other rights and remedies that may be available to Buyer under Applicable Law. If this Section 11(d) is more restrictive than permitted by the Applicable Laws of the jurisdiction in which Buyer seeks enforcement hereof, this Section 11(d) shall be limited to the extent required to permit enforcement under such Applicable Laws.
          e. Bonds on Current Projects. From and after the date of this Agreement, Seller shall maintain and continue at its sole expense all performance and completion bonds, and all collateral currently securing such bonds, relating to the Current Projects and use commercially reasonable efforts to obtain the consent of the issuer of each such bond to the continuation of such bond after the Closing.
          f. Expense Reimbursement and Termination Fee. If this Agreement is terminated by Buyer pursuant to Section 16(a)(iii) or Buyer or Seller pursuant to Section 16(a)(v), Seller shall reimburse to Buyer, within sixty (60) days after the Termination Date, its reasonable documented out of pocket expenses (including, without limitation, attorneys and accountants fees) incurred through the Termination Date in connection with its financial, legal and due diligence review of the Business, the negotiation of this Agreement and the transactions contemplated by this Agreement up to a maximum amount of $500,000. In the event Seller breaches its obligations hereunder, notwithstanding satisfaction prior to the Termination Date of all of the conditions to Closing described in Sections 14 and 15, then, as Buyer’s sole and exclusive remedy (other than its right to receive reimbursement of expenses as provided in this Section 11(g)), Seller shall pay to Buyer within sixty (60) days of such breach, a termination fee of $400,000 in consideration of Buyer’s time, effort and resources expended in connection with this Agreement and the transactions contemplated hereby. Upon Buyer’s receipt of such Termination Fee and Expense Reimbursement, Buyer shall deliver a release to Seller of any and all claims Buyer may have against Seller, its Affiliates and their successors and assigns in connection with the transactions contemplated hereby.
          g. Notice of Developments. From the Original Agreement Date until the Closing Date, the Seller will give the Buyer prompt written notice upon becoming aware of any material development affecting the Assets or the Business, or any event or circumstance that could reasonably be expected to result in a breach of, or inaccuracy in, any of the Seller’s representations and warranties; provided, however, that no such disclosure will be deemed to prevent or cure any breach of, or inaccuracy in any representation or warranty set forth in this Agreement. The Seller shall periodically update Schedules 2(c), 2(d), 2(e), 2(f), 2(g) and 2(l) through the Closing Date at such times as are reasonably requested by Buyer but in no event more frequently than bi-monthly and the Assets acquired at Closing shall include the Assets set forth on such updated Schedules. The Seller will be entitled to deliver to the Buyer a supplement to the Schedules that discloses to the Buyer in reasonable detail any facts and circumstances arising after the Original Agreement Date that would constitute a breach of the representations and warranties set forth in Section 8 as of the Original Agreement Date or the Closing Date. Notwithstanding anything herein to the contrary, to the extent the delivery by Seller to Buyer of a supplement to the Schedules discloses to the Buyer in reasonable detail any facts and circumstances arising after the Original Agreement Date that would constitute a breach of the representations and warranties set forth in Section 8 as of the Original Agreement Date or the Closing Date, Buyer will not enforce its right to indemnification for breaches of representations and warranties pursuant to Section 19(a).
     12. Buyer’s Covenants
          a. Confidentiality. Buyer acknowledges and agrees that the Confidentiality Agreement dated August 21, 2006 (the “NDA”) executed by Buyer remains in full force and effect, and Buyer’s obligations thereunder remain unaffected by the execution and delivery of this Agreement; provided, however, that Seller acknowledges and agrees that Buyer has directly or indirectly contacted and communicated with executives or other employees of the Seller and that such contacts and communications shall not constitute a breach by Buyer of the NDA.
          b. Nonsolicitation of Employees, etc. From and after the Original Agreement Date until the fifth anniversary of the Closing Date, Buyer shall not, without the prior written approval of Seller, directly or indirectly solicit any individual who is a non-exempt (within the meaning of the Fair Labor Standards Act) employee of Seller or its Affiliates to terminate his or her employment relationship with Seller or any such Affiliate; provided, however, that the foregoing shall not apply to Transferred Employees, employees of the Business as of the date hereof who are not Transferred Employees or individuals hired as a result of the use of an independent employment agency (so long as the agency was not directed to solicit a particular individual or a class of individuals that could only be satisfied by employees of Seller or its Affiliates) or as a result of the use of a general solicitation (such as an advertisement) not specifically directed to employees of Seller or its Affiliates. Buyer recognizes and agrees that a breach by Buyer of any of the covenants and agreements in this Section 12(b) could cause irreparable harm to Seller, that Seller’s remedies at law in the event of such breach would be inadequate, and that, accordingly, in the event of such breach a restraining order or injunction or both may be issued against Buyer, in addition to any other rights and remedies that may be available to Seller under Applicable Law. If this Section 12(b) is more restrictive than permitted by Applicable Laws of the jurisdiction in which Seller seeks enforcement hereof, this Section 12(b) shall be limited to the extent required to permit enforcement under such Applicable Laws.
          c. Buyer’s Due Diligence Investigation; Certain Acknowledgements.
               i) The Buyer acknowledges and agrees that the Seller has not made any representations or warranties regarding the Seller, the Business, the Assets or the operations of the Business or otherwise in connection with the transactions contemplated hereby, other than the representations and warranties expressly made by the Seller in Section 8. Without limiting the generality of the foregoing, the Buyer acknowledges and agrees that no statements or information contained in the Data Room or any presentation regarding the Business (including any management presentation or facility tour), including but not limited to any projections, forecasts and predictions, and any other estimates, data, financial information, documents, reports, statements (oral or written), summaries, abstracts, descriptions, presentations (including any management presentation or facility tour), memoranda or offering materials, is or shall be deemed to be a representation or warranty by the Seller to the Buyer, and that Buyer has not relied thereon in determining to execute this Agreement and proceed with the transactions contemplated hereby. Buyer further acknowledges and agrees that materials it has received from Seller include projections, forecasts and predictions relating to the Business; that there are uncertainties inherent in attempting to make such projections, forecasts and predictions; that Buyer is familiar with such uncertainties and is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections, forecasts, predictions and information so furnished; that Buyer shall not have any claims against Seller or its officers, directors or Affiliates with respect thereto; and that Buyer has not relied thereon. The Buyer acknowledges that no Person has been authorized by the Seller to make any representation or warranty regarding the Seller, the Business, the assets or operations of the Business or otherwise in connection with the transactions contemplated hereby and, if made, such representation or warranty may not be relied upon as having been authorized by the Seller.
               ii) The Buyer acknowledges and agrees that it (i) has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, the Seller and the Business, and (ii) has conducted such investigations of the Seller and the Business as the Buyer deems necessary to satisfy itself as to the operations and conditions thereof, and will rely solely on such investigations and inquiries, and the express representations and warranties of the Seller set forth in Section 8. The Buyer further acknowledges and agrees that it will not at any time assert any claim against the Seller or any of its present and former directors, officers, managers, partners, shareholders, employees, agents, Affiliates, consultants, investment bankers, attorneys, advisors or representatives, or attempt to hold the Seller or any of such Persons liable, for any inaccuracies, misstatements or omissions with respect to the information furnished by Seller or such Persons concerning the Seller or the Business, other than any inaccuracies or misstatements in the representations and warranties expressly set forth in Section 8 (subject to the limitations and expiration thereof otherwise set forth in this Agreement).
               iii) Buyer acknowledges that (i) the Purchase Price has been negotiated based upon Buyer’s express agreement that there would be no contingencies (financial or otherwise) to Closing other than the conditions set forth in Section 14; (ii) should the Closing occur, Buyer will acquire the Business, the Assets and Assumed Liabilities in “as is” condition and on a “where is” basis, without any representation or warranty of any kind, express or implied, except such representations and warranties expressly set forth in Section 8 of this Agreement. Further, without limiting any representation, warranty or covenant of Seller expressly set forth herein, Buyer acknowledges that it has waived and hereby waives as a condition to Closing any further due diligence reviews, inspections or examinations with respect to the Business, including without limitation with respect to engineering, environmental, title, survey, financial, operational, regulatory and legal compliance matters.
          d. Leased Assets. At the Closing, the Buyer, at its sole option and expense, shall have the option to (i) pay off, refinance or take an assignment of the leases (as legally permitted) on the vehicles and equipment of the Business, and in connection therewith shall obtain the release of the Seller for all liability under such leases or (ii) execute a sublease with the Seller on all of the leases on the vehicles and equipment of the Business consistent with the terms of Seller’s lease. As soon as practicable (but in any event within sixty (60) days) after the Closing Date, the Buyer, at its sole option and expense, shall (i) pay off, refinance or take an assignment of the leases on the other leased assets of the Business, and in connection therewith shall obtain the release of the Seller for all liability under such leases or (ii) execute a sublease with the Seller on all of the other leased assets of the Business consistent with the terms of Seller’s lease.
          e. Preservation of and Access to Certain Information; Cooperation.
               i) On and after the Closing Date, the Buyer shall preserve all books and records of the Business for a period of ten years commencing on the Closing Date, and thereafter, shall not destroy or dispose of such records without giving notice to the Seller of such pending disposal and offering the Seller such records. In the event that the Seller has not requested such materials within ninety (90) days following the receipt of notice from the Buyer, the Buyer may proceed to destroy or dispose of any books and records of the Business.

               ii) From and after the Closing Date, the Buyer shall (a) afford the Seller and its representatives reasonable access upon reasonable prior notice during normal business hours, to all employees, officers, properties, agreements, records, books and affairs of the Buyer relating to the Business, including, without limitation, the engineering documentation library, and provide copies at Seller’s cost of such information concerning the Business as the Seller may reasonably request in connection with the preparation of any Tax Returns, any judicial, quasi-judicial, administrative, tax, audit or arbitration proceeding, the preparation of any financial statements or reports required in accordance with Applicable Law, in connection with the defense of any third party claims or in connection with the computation of the Earn-Out or the indemnity with respect to the LADOT Projects set forth in Section 19(a)(iv) and (b) cooperate fully with the Seller for any proper purpose.
          f. Employment Matters. At Closing, MasTec Services, Inc. will terminate the employment of the employees listed on Schedule 12(f) (the “Transferred Employees”) and the Buyer shall immediately hire the Transferred Employees and establish and make available a group medical plan for all Transferred Employees and their dependants that is substantially similar to the group medical plan available to the Transferred Employees immediately prior to the Closing under Seller’s plan. Seller’s plan will terminate as to the Transferred Employees at the Closing. The Buyer shall credit the Transferred Employees with all service of the Transferred Employees recognized under any Employee Benefit Plan or Benefit Arrangements as service with the Buyer for purposes of eligibility to participate, vesting and levels of benefits available, under all Buyer Plans (as defined below). The Buyer shall waive any coverage waiting period, pre-existing condition and actively-at-work requirements under the Buyer’s employee benefit plans, policies, programs, or arrangements (the “Buyer Plans”) and shall provide that any expenses incurred before the Closing Date by a Transferred Employee (and his or her dependents) during the calendar year of the Closing shall be taken into account for purposes of satisfying the applicable deductible, coinsurance and maximum out-of-pocket provisions, and applicable annual and/or lifetime maximum benefit limitations of the Buyer Plans. The Buyer Plans shall not require contributions by Transferred Employees at a rate that exceeds the rate in effect for other similarly situated employees of the Buyer. Seller shall use commercially reasonable efforts to assist Buyer in its effort to hire James Fowler, Lewis Black, John Coyne and the other Transferred Employees following the Closing. If requested by Buyer, Seller will use commercially reasonable efforts to assist Buyer in its efforts to hire Marcelino Iturrey. Notwithstanding anything to the contrary set forth herein, under no circumstances shall Seller’s obligations pursuant to the two immediately preceding sentences require Seller to expend any funds or take any actions that would otherwise disrupt the operations of Seller’s business.
          g. Project Completion. Seller is currently obligated to complete the Current Projects. Following the Closing, Buyer shall complete each of the Current Projects as expeditiously as possible in accordance with the terms of such projects and will use best efforts to collect all payments due and payable thereunder as soon as practicable following the Closing

Date. Upon completion of each Current Project, Buyer shall pay in full all vendors and contractors on a timely basis and shall use best efforts to have all surety and other bonds and liens removed in connection with such projects. Buyer shall provide evidence of compliance with this section, including copies of all payment documentation, upon the reasonable request of Seller.
          h. Seller’s Intellectual Property. Following the Closing, Buyer shall not, and shall cause all of its Affiliates not to, use the Intellectual Property of the Seller other than the Acquired Intellectual Property, including without limitation: (i) ceasing and desisting from all use of the MasTec Marks and all variations thereof in any form as previously registered, licensed or used by the Seller or the Business in connection with any goods or services, or used as business names, trade names, fictitious names and any other uses, as well as all use of any of the other Intellectual Property of the Seller and its Affiliates; and (ii) removing, destroying, erasing or otherwise eliminating all references to any of the foregoing Intellectual Property from any signage and any other tangible matter, electronic displays or other depictions of any kind which are of a permanent nature and from all clothing, signs, materials, vehicles and any other tangible matter or electronic systems or media in any form owned, controlled, leased, licensed, operated, possessed or otherwise used by Buyer or any of its Affiliates.
     13. Mutual Covenants
          a. Transition Services Agreement. At Closing Buyer and Seller will enter into a Transition Services Agreement (the “Transition Services Agreement”), in a form reasonably acceptable to Buyer and Seller, pursuant to which Seller and its Affiliates would provide for a period of twelve (12) months (with respect to the services set forth in Section 13(a)(i)) or six (6) months (with respect to all other services) following the Closing the following services. (Seller’s payment for such services shall be at an arm’s length market price as mutually agreed between Buyer and Seller and Buyer shall have the right to terminate specific services from time to time without penalty upon such notice as shall be mutually agreed.)
               i) Oracle/IT Support. Access to and use of Seller’s Oracle system and related maintenance/support, network infrastructure, firewalls and email server to permit Buyer to operate its financial systems during such period. Buyer shall pay Seller $35,000 per month for such services.
               ii) Risk Management Consulting. Seller’s risk management personnel will consult with Buyer regarding setting up Buyer’s program and processes.
               iii) HR Services Support. Seller’s HR personnel will consult with Buyer regarding set up of Buyer’s HR services necessary for the transition.
               iv) Payroll and Taxes Support necessary for transition.

               v) Legal. Seller’s in-house legal staff shall cooperate with and provide access to relevant documentation and provide reasonable support to Buyer and its counsel in connection with the Assumed Proceedings until the conclusion of such proceedings.
               vi) Buyer shall pay Seller at its sole option at a reasonable hourly rate to be agreed upon between the parties or a flat fee of $10,000 per month for all of the services set forth in Sections 13(a)(ii)-(v).
          b. Cooperation. Following the Closing Date, each of the parties shall execute and deliver such documents and other papers and take such further actions as may be required by law or may be reasonably required to carry out the provisions of this Agreement and give effect to the transactions contemplated hereby.
          c. Leases. Between the Original Agreement Date and the Closing Date, Seller and Buyer shall negotiate in good faith (x) the terms and conditions of fair market value lease agreements between Seller, as lessor, and Buyer, as lessee, each (a) having a term of at least three (3) years with two one year renewal options at the discretion of Buyer, and (b) being assignable upon a Change of Control of Buyer to its successor-in-interest without consent of Seller, for each of the spaces currently occupied by the Business located at (i) 2801 SW 46th Avenue, Fort Lauderdale, Florida (which lease shall also include a right of first refusal at the discretion of Buyer) (the “Fort Lauderdale Lease”), (ii) 125 Commerce Way, Sanford, 32771 (the “Sanford Lease”) and (iii) 1819 Totten Road, Fort Pierce, FL 34947 (the “Fort Pierce Lease”) and (y) the terms and conditions of fair market value sublease agreements each on a month-to-month basis with a requirement that Buyer, as sublessee, provide Seller, as sublessor, at least 60 days prior written notice of any termination, for each of the spaces currently occupied by the Business located at (i) 1550 Northwest Drive, Atlanta, Georgia 30318 (the “Atlanta Sublease”), (ii) 1509 Burns Avenue, Suite 1, Chattanooga, TN 37412 (the “Chattanooga Sublease”, and (iii) 6740 Low Bid Lane, San Antonio, TX 78250 (the “San Antonio Sublease”; collectively with the Fort Lauderdale Lease, the Sanford Lease, the Fort Pierce Lease, the Atlanta Sublease and the Chattanooga Sublease, the “New Leases”).
          d. Current Projects Located Outside Florida. Buyer and Seller acknowledge and agree that (i) Current Projects set forth on Schedule 13(d) are located outside of the State of Florida (the “Non-Florida Current Projects”), (ii) Buyer is acquiring from Seller the Current Projects including the Non-Florida Current Projects in accordance with the terms of this Agreement, (iii) Buyer is hiring all of the Transferred Employees, which shall include those certain employees of Seller that are located outside of the State of Florida included on Schedule 12(f), but Buyer will not have the capacity to fully perform all the Non-Florida Current Projects without the provision by Seller of additional flex labor and equipment capacity relating solely to the Non-Florida Current Projects, and (iv) at Buyer’s sole option, Seller will provide flex labor and equipment capacity with respect to each of the Non-Florida Current Projects by performing as a subcontractor for each of the Non-Florida Current Projects under the supervision of Buyer as prime contractor in accordance with subcontracts to be entered into between Buyer and Seller with respect to each such project, which subcontracts shall (A) require Seller to furnish certain labor and other services requested by Buyer, (B) permit Seller the right to use Buyer’s inventory and personal property to perform the services thereunder, and (C) contain such other commercially reasonable terms and conditions as are acceptable to the Buyer and Seller including compensation based upon Seller’s documented direct out-of-pocket costs, and a right in favor of Buyer to terminate the subcontracts in accordance with the terms of each subcontract. Notwithstanding the foregoing, Seller will not be required to perform services for Buyer to the extent such services would exceed 10% of Buyer’s forward 12 month cash flows from operations generated from the Assets or Buyer’s forward 12 month cash operating expenses generated in connection with the Assets. Buyer will provide Seller with an unaudited calculation estimating Buyer’s cash operating expenses incurred and cash flows from operations in connection with the Assets, as of the period ended 12 months from the Closing Date.
          e. Accounts Receivable.
          i) Following the Closing, with the assistance of one or more representatives of Seller, Buyer shall use commercially reasonable efforts to collect the Excluded Receivables on behalf of Seller and pay vendors or contractors to obtain required lien releases. Buyer shall afford Seller and its representatives reasonable access upon reasonable prior notice during normal business hours, to all employees, officers, properties, agreements, records, books and affairs of Business relating to the Excluded Receivables. From and after the Closing, upon Buyer’s receipt of Excluded Receivables, Buyer shall be deemed to have received such payment in trust for the benefit of Seller, and Buyer shall immediately turn over to Seller any payments so received in the form received (subject to any necessary endorsement).
          ii) If and to the extent that Seller shall, from and after the Closing, receive payment of any Acquired Receivables, Seller shall be deemed to have received such payment in trust for the benefit of Buyer, and Seller shall immediately turn over to Buyer any payments so received in the form received (subject to any necessary endorsement).
     14. Buyer’s Conditions Precedent to Closing. The obligations of Buyer hereunder and its obligations to consummate the Closing herein provided for shall be subject to the following conditions precedent, any one or more of which may be waived by Buyer (which waiver shall also constitute a waiver of any claim Buyer may have against Seller as a result of the failure of such condition):
          a. Accuracy of Representations and Warranties. The representations and warranties of the Seller contained in Section 8 shall be true and correct as of the Original Agreement Date and as of the Closing as though made on and as of the Closing Date (except that those representations and warranties that address matters only as of a particular date shall remain true and correct as of such date), except for failures of such representations and warranties to be true and correct that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect; provided, however, that for purposes of determining whether the condition in this Section 14(a) is satisfied, references to materiality qualifications contained in such representations and warranties shall be ignored.
          b. Compliance with Covenants. Seller shall have performed and complied in all material respects with all agreements, obligations and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing.
          c. Officer Certificate. Buyer shall have received a duly executed certificate of an officer of Seller that the conditions in preceding paragraphs (a) and (b) have been satisfied.
          d. Absence of Litigation or Proceedings. No litigation, governmental action, or other proceedings shall be commenced against Buyer, Seller or any other Person with respect to the consummation of the transactions provided for herein.
          e. Material Consents. Each of the third party consents set forth on Schedule 14(e) shall have been obtained.
          f. Leases. Buyer, as lessee, and Seller, as lessor, shall have entered into the New Leases.
          g. Transition Services Agreement. Buyer shall have received the Transition Services Agreement executed and delivered by Seller.
          h. Current Assets. The current assets of the Business as of the Closing Date shall include at least $2,500,000 in cash or cash equivalents.
          i. Financing Contingency. Buyer shall have sufficient cash available at Closing under credit facilities and/or unconditional financing agreements to enable Buyer to consummate the transactions contemplated by this Agreement.
          j. No Material Adverse Effect. There shall not have occurred a Material Adverse Effect between the date hereof and the Closing Date.
     15. Seller’s Conditions Precedent to Closing. The obligations of Seller hereunder and its obligations to consummate the Closing herein provided for shall be subject to the following conditions precedent, any one or more of which may be waived by Seller (which waiver shall also constitute a waiver of any claim Seller may have against Buyer as a result of the failure of such condition):
          a. Accuracy of Representations and Warranties. The representations and warranties of Buyer contained herein shall be true and correct at and as of the Original Agreement Date and at and as of the Closing Date.

          b. Compliance with Covenants. Buyer shall have performed and complied in all material respects with all agreements, obligations, covenants and conditions required by this Agreement to be performed and complied with by it on or prior to the Closing.
          c. Officer Certificate. Seller shall have received a duly executed certificate of an officer of Buyer that the conditions in preceding paragraphs (a) and (b) have been satisfied.
          d. Absence of Litigation or Proceedings. No litigation, governmental action, or other proceedings shall be commenced against Buyer, Seller or any other person with respect to the consummation of the transactions provided for herein.
          e. Material Consents. Each of the third party consents set forth on Schedule 15(e) shall have been obtained.
          f. Leases. Buyer, as lessee, and Seller, as lessor, shall have entered into the New Leases.
     16. Termination
          a. Termination Events. Anything contained herein to the contrary notwithstanding, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing Date:
               i) By written, mutual consent of Seller and Buyer;
               ii) By Seller, so long as it is not then in material breach of this Agreement, if any of the conditions set forth in Section 15 shall have become incapable of fulfillment, and shall not have been waived by Seller;
               iii) By Buyer, so long as it is not then in material breach of this Agreement, if any of the conditions set forth in Section 14 shall have become incapable of fulfillment, and shall not have been waived by Buyer;
               iv) By either party, if a court of competent jurisdiction or Governmental Authority shall have issued an order, decree or ruling or taken any other action (which order decree or ruling the parties hereto shall use their best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final or nonappealable; and
               v) By either party, if the Closing does not occur on or prior to February 28, 2007 (the “Termination Date”); provided that the terminating party is not in breach of its obligations hereunder in any material respect. Notwithstanding the foregoing, the

Termination Date shall be automatically extended for two months if, on the Termination Date the conditions set forth in Sections 14(e) and 15(e) shall not have been satisfied, but, each of the other conditions set forth in Sections 14 and 15 have been satisfied or waived and any consents required to satisfy the conditions in Sections 14(e) and 15(e) that have not yet been obtained are being pursued diligently and in good faith.
          b. Return of Confidential Information. If the transactions contemplated by this Agreement are terminated as provided herein:
               i) Buyer shall return or destroy (and promptly thereafter deliver a written certification thereof to Seller) all documents and other material received from Seller or any Affiliate of Seller relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to Seller; and
               ii) All confidential information received by Buyer with respect to the Business shall be treated in accordance with the Confidentiality Agreement, which shall remain in full force and effect notwithstanding the termination of this Agreement.
          c. Effect of Termination. In the event of termination by Seller or Buyer pursuant to this Section 16, written notice thereof shall forthwith be given to the other party and the transactions contemplated by this Agreement shall be terminated, without further action by either party. If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in this Section 16, this Agreement shall become void and of no further force or effect, except for Sections 12(a), 12(b), 16, 20, and 21. Nothing in this Section 16 shall be deemed to release either party from any liability for any breach by such party of the terms and provisions of this Agreement.
     17. Closing.
          a. The consummation of the purchase and sale transaction contemplated under this Agreement (the “Closing”) shall take place at the offices of Greenberg Traurig, P.A., at 1221 Brickell Avenue, Miami, FL 33131, or at such other date, time and place as may be agreed upon by Buyer and Seller, on the date hereof (the “Closing Date”).
          b. Notwithstanding the execution and delivery of this Agreement on February 14, 2007, for all purposes hereunder, including, but not limited to accounting, payroll, employee benefits and system transition, the Closing shall be deemed to have occurred and become effective as of 12:01 a.m. EST on February 1, 2007 (the “Effective Time”). Notwithstanding any assignment instrument which purports to assign from Seller to Buyer any subcontract or lease or the performance of such subcontract or lease made in connection with the Current Projects prior to the Effective Time, Buyer and Seller acknowledge and agree that such assignments shall be deemed to occur and become effective as of the Effective Time. For the avoidance of doubt, the Buyer is purchasing all the Assets as of the Effective Time and through and including the Closing Date.
          c. In furtherance of preceding paragraph b, as soon as practicable following the Closing Date, but in no event later than five (5) business days from the Closing Date, the parties shall mutually calculate all cash inflows and outflows on a cash book basis (including, but not limited to, all payments, receipts, accrued liabilities and benefits accrued on direct payroll incurred in the Ordinary Course of Business) of the Business between the Effective Time and the Closing Date. To the extent the cash inflows of the Business exceeded the cash outflows of the Business, Seller shall pay such excess to Buyer. To the extent the cash outflows of the Business exceeded the cash inflows of the Business, Buyer shall pay such excess to Seller. All payments due pursuant to this Section 17(c) shall be paid within 2 days following the requisite determination.
          d. To the extent Seller suffers any insurable Loss related to the Business between the Effective Time and the Closing Date, Buyer shall indemnify Seller for each such Loss an amount equal to the lesser of (i) the amount of such Loss, or (ii) $50,000.
          e. Seller’s Deliveries. At the Closing, Seller shall deliver:
               i) a bill of sale for the Assets in the form acceptable to the parties (the “Bill of Sale”) duly executed by Seller transferring the Assets in their present locations to Buyer;
               ii) an assignment of the Acquired Contracts in the form acceptable to the parties, which assignment shall also contain Buyer’s undertaking and assumption of the Assumed Liabilities (the “Assignment and Assumption Agreement”) duly executed by Seller;
               iii) the certificate of an executive officer of Seller certifying that the conditions set forth in Section 14(a) and (b) have been satisfied as of the Closing Date;
               iv) the New Leases duly executed and delivered by Seller; and
               v) the Transition Services Agreement duly executed and delivered by Seller.
          f. Buyer’s Deliveries. At the Closing, Buyer shall deliver:
               i) a wire transfer in the amount of the Cash Purchase Price in same day funds to Seller in accordance with Seller’s wire transfer instructions.
               ii) the certificate of an executive officer of Buyer certifying that the conditions set forth in Section 15(a) and (b) have been satisfied as of the Closing Date;

               iii) the Assignment and Assumption Agreement duly executed by Buyer;
               iv) the Transition Services Agreement duly executed and delivered by Buyer;
               v) the New Leases duly executed and delivered by Buyer; and
               vi) the General Agreement of Indemnity duly executed and delivered by Buyer together with a letter of credit to secure the performance and completion of the Bonded Obligations.
     18. Further Assurances. Seller and Buyer shall execute and deliver all such other instruments and take all such other action as any party may reasonably request from time to time, before or after the Closing, in order to effectuate the transactions provided for herein. The parties shall cooperate with each other and with their respective counsel and accountants in connection with any steps to be taken as a part of their respective obligations under this Agreement.
     19. Indemnification.
          a. Indemnification by Seller. Seller shall indemnify Buyer and each of its officers, directors, employees, Affiliates, successors and assigns (collectively, the “Buyer Parties”) against and hold them harmless from any Losses suffered or incurred by any such indemnified party to the extent arising from:
               i) any breach of any representation or warranty of Seller contained in this Agreement pursuant to Section 11(h);
               ii) any breach of any covenant or agreement of Seller contained in this Agreement;
               iii) any Excluded Liabilities; or
               iv) Liquidated damages and all other claims, net of accounts receivable outstanding as of January 31, 2007, arising out of or related to the four Louisiana Department of Transportation projects identified on Schedule 2(f) (the “LADOT Projects”), as follows:
                    1) Prior to the completion of the LADOT Projects, the final settlement of all liquidated damages and other claims, the collection of all collectible accounts receivable, and the release of all surety bonds related thereto, Seller agrees to indemnify Buyer to the extent that the LADOT Monthly Collections (as defined below) are less than $200,000 (the “LADOT Monthly Collection Minimum”) by paying to Buyer monthly cash payments, not to exceed the LADOT Monthly Collection Minimum in any one month and $800,000 in the aggregate (the “Monthly LADOT Reimbursements”), for any shortfall that exists in any month between the LADOT Monthly Collections and the LADOT Monthly Collections Minimum.
                         a) “LADOT Monthly Collections” means the amount equal to (x) the monthly cash collection of accounts receivable of LADOT Projects that were outstanding as of January 31, 2007, minus (y) the monthly cash outflows of Buyer for payment of liquidated damages related to the LADOT Projects, minus (z) the monthly cash outflows of Buyer for payment of any other third party claims and collection expenses related to the LADOT Projects.
                    2) Upon the completion of the LADOT Projects, the final settlement of all liquidated damages and other claims, the collection of all collectible accounts receivable, and the release of all surety bonds related thereto:
                         a) if the Final LADOT Collections (as defined below) are less than $300,000 (the “Buyer Collection Floor”), Seller will pay Buyer the lesser of (x) the Buyer Collection Floor minus the Final LADOT Collections, or (y) $1,625,000 (the “LADOT Reimbursement Cap”) less the aggregate Monthly LADOT Reimbursements; or
                         b) if the Final LADOT Collections are greater than the Buyer Collection Floor, then Buyer will pay Seller the lesser of (x) the Final LADOT Collections minus the Buyer Collection Floor, or (y) the aggregate Monthly LADOT Reimbursements. The remaining proceeds shall be 100% retained by the Buyer.
                         c) “Final LADOT Collections” means the sum of (x) 95% of the aggregate LADOT Monthly Collections, plus (y) the aggregate Monthly LADOT Reimbursements;
provided, however, that Seller shall not have liability pursuant to clause (a)(i) above (breaches of representations and warranties) unless the aggregate of all Losses for which Seller would, but for this proviso, be liable exceeds on a cumulative basis $500,000 (in which event the full amount of Losses, not only the excess amount over $500,000, shall be subject to indemnity); provided further, however, that Seller’s liability hereunder shall in no event exceed $5,000,000, which amount shall be satisfied as set forth in Section 19(g). Buyer further acknowledges and agrees that, should the Closing occur, the Buyer Parties’ sole and exclusive remedy with respect to any and all claims relating to this Agreement, the Assets and the transactions contemplated hereby (other than fraud) shall be pursuant to the indemnification provisions set forth in this Section 19(a) and hereby waives, from and after the Closing, to the fullest extent permitted under Applicable Law, any and all other rights, claims and causes of action (other than claims of, or causes of action arising from, fraud) it may have against Seller and its affiliates arising under or based upon any federal, state, local or foreign statute, law ordinance, rule or regulation or otherwise relating to this Agreement, the Assets and the transactions contemplated hereby.

          b. Indemnification by Buyer. Buyer shall indemnify Seller and each of its officers, directors, employees, Affiliates, successors and assigns (collectively, the “Seller Parties”) against and hold them harmless from any Losses suffered or incurred by any such indemnified party to the extent arising from
               i) any breach of any representation or warranty of Buyer contained in this Agreement;
               ii) any breach of any covenant or agreement of Buyer contained in this Agreement (including the covenant of Buyer set forth in Section 19(a)(iv)(2)(b));
               iii) any Assumed Liabilities;
               iv) any Contracts retained by Seller but performed by Buyer pursuant to Section 3(r);
               v) all termination and severance benefits, costs, charges and liabilities of any nature incurred with respect to the termination of any Transferred Employee on or after the Closing Date, including any claims arising out of WARN or otherwise relating to any plant closing, mass layoff or similar event under any Applicable Law or Contract occurring on or after the Closing Date; or
               vi) any other liabilities of the Business arising out of or relating to the ownership or operation of the Business after the Closing Date other than Excluded Liabilities.
          c. Limitations on Liability.
               i) For all purposes of this Agreement, “Losses” shall be net of (x) any insurance payable to the Indemnified Party from its own insurance policies (including title insurance policies) in connection with the facts giving rise to the right of indemnification, or any insurance that would have been payable to the Indemnified Party if the policies of insurance effected by or for the benefit of the Seller or the Business had been maintained after Closing on no less favorable terms than those existing at the date of this Agreement, and (y) the estimated present value of any tax benefits received by or accruing to the Indemnified Party, using a discount rate equal to the midterm applicable federal rate in effect on the date of the claim for indemnity and assuming a Tax rate equal to the maximum applicable combined statutory federal and applicable state and local income or corporation tax rate applicable to the Seller for the year in which the claim is made.
               ii) No Person shall be entitled to recover under this Section 19 with respect to, and the term “Losses” shall not include, consequential damages of any kind, damages consisting of business interruption or lost profits (regardless of the characterization thereof), damages for diminution in value of the Business, damages computed on a multiple of earnings or similar basis, and indirect, special, exemplary and punitive damages.
               iii) The Buyer Parties shall not be entitled to recover under this Section 19 with respect to any Losses caused by an inaccuracy or breach of any representation, warranty or covenant by the Seller contained in this Agreement if the facts, matters or circumstances relating to such inaccuracy or breach were contained in this Agreement or the Disclosure Schedules.
               iv) The Buyer Parties must act promptly to avoid or mitigate any Loss which they or the Business may suffer in consequence of any fact, matter or circumstance giving rise to a claim for indemnification under this Agreement or likely to give rise to a claim for indemnification under this Agreement. The Buyer Parties shall not be entitled to recover under this Agreement to the extent of any Loss that could have been avoided but for the Buyer Parties’ failure to avoid or mitigate such Loss.
               v) Any claim shall (if it has not been previously satisfied, settled or withdrawn) be deemed to have been withdrawn six (6) months after the notice is given pursuant to Section 19(e) or, in the case of a contingent liability, six (6) months after that liability becomes an actual liability, unless legal proceedings in respect of it have been commenced by being both issued and served. No new claim may be made in respect of the facts, matters, events or circumstances giving rise to any such withdrawn claim.
               vi) If any claim is based upon a liability which is contingent only, the Seller shall not be liable to pay unless and until such contingent liability gives rise to an obligation to make a payment (but the Buyer Parties have the right under Section 19(e) to give notice of that claim before such time).
               vii) The Seller shall not be liable for any claim to the extent that it would not have arisen but for any voluntary act, omission or transaction carried out:
                    1) after Closing by the Buyer Parties outside the ordinary and usual course of business of the Business as at Closing; or
                    2) before Closing by Seller at the direction or request or with the consent of the Buyer Parties.
               viii) Where the Seller has made a payment to a Buyer Party in relation to any claim and the Buyer Parties are entitled to recover (whether by insurance, payment, discount, credit, relief or otherwise) from a third party a sum which indemnifies or compensates the Buyer Parties (in whole or in part) in respect of the liability or loss which is the subject of a claim, the relevant Buyer Party or Buyer Parties shall (i) promptly notify the Seller of the fact and provide such information as the Seller may reasonably require (ii) take all reasonable steps or proceedings as the Seller may require to enforce such right and (iii) pay to the Seller as soon as practicable after receipt an amount equal to the amount recovered from the third party (net of taxation and less any reasonable costs of recovery) but not in excess of the amount of the indemnity payment made by Seller for which the recovery is made.
               ix) The Seller shall not be liable for any claim if and to the extent it is attributable to, or the amount of such claim is increased as a result of, any (i) legislation not in force at the date of this Agreement (ii) change of law (or any change in interpretation on the basis of case law), regulation, directive, requirement or administrative practice or (iii) change in the rates of taxation in force at the date of this Agreement.
               x) If a breach of the representations and warranties given by the Seller in this Agreement is capable of remedy without Loss to Buyer, the Buyer Parties shall only be entitled to compensation if the breach is not remedied within thirty (30) days after the date on which notice is served on the Seller in accordance with Section 21(a). Without prejudice to their duty to mitigate any loss, the Buyer Parties shall provide all reasonable assistance to the Seller to remedy any such breach.
               xi) Notwithstanding anything to the contrary set forth herein, no party shall be entitled to indemnification or reimbursement under any provision of this Agreement for any amount to the extent that such party has been indemnified or reimbursed for such amount pursuant to this Section 19.
          d. Termination of Indemnification. The obligations to indemnify and hold harmless a party hereto pursuant to this Section 19, shall terminate at the time the applicable representation, warranty, covenant or agreement terminates pursuant to Section 10.
          e. Procedures.
               i) If the Seller Parties shall seek indemnification pursuant to Section 19(b), or if the Buyer Parties shall seek indemnification pursuant to Section 19(a), the Indemnified Party shall give written notice to the Indemnifying Party promptly (and in any event within thirty (30) days) after the Indemnified Party (or, if the Indemnified Party is a corporation, any officer or employee of the Indemnified Party) becomes aware of the facts giving rise to such claim for indemnification (an “Indemnified Claim”) specifying in reasonable detail the factual basis of the Indemnified Claim, stating the amount of the Losses, if known, the method of computation thereof, containing a reference to the provision of the Agreement in respect of which such Indemnified Claim arises and demanding indemnification therefor. Notwithstanding any other provision to the contrary, the Indemnifying Party shall not be required to indemnify, defend or hold harmless any Indemnified Party against or reimburse any Indemnified Party for any Losses unless the Indemnified Party has notified the Indemnifying Party in writing in accordance with this Section 19(e) of a pending or threatened claim with respect to such matters within thirty (30) days of the Indemnifying Party becoming aware of such pending or threatened claim and within the applicable survival period set forth in Section 10. If the Indemnified Claim arises from the assertion of any claim, or the commencement of any suit, action, proceeding or Remedial Action brought by a Person that is not a party hereto (a “Third Party Claim”), any such notice to the Indemnifying Party shall be accompanied by a copy of any papers theretofore served on or delivered to the Indemnified Parry in connection with such Third Party Claim. With respect to any Third Party Claim asserted or brought prior to the Closing Date, notice of such Third Party Claim shall be deemed to have been delivered on the Closing Date.
               ii) Upon receipt of notice of a Third Party Claim from an Indemnified Party pursuant to this Section 19(e) the Indemnifying Party will be entitled to assume the defense and control of such Third Party Claim subject to the provisions of this Section 19(e) provided that in the case of matters involving actions or claims that, if not fast paid, discharged or otherwise complied with would result in a material interruption or cessation of the conduct of the Business, the Indemnifying Party shall act promptly to avoid, to the extent practicable, any such effects on the Business. After written notice by the Indemnifying Party to the Indemnified Party of its election to assume the defense and control of a Third Party Claim, the Indemnifying Party shall not be liable to such Indemnified Party for any legal fees or expenses subsequently incurred by such Indemnified Party in connection therewith. Notwithstanding anything in this Section 19(e) to the contrary, if the Indemnifying Party does not assume defense and control of a Third Party Claim as provided in this Section 19(e), the Indemnified Party shall have the right to defend such Third Party Claim, subject to the limitations set forth in this Section 19(e), in such manner as it may deem appropriate. Whether the Indemnifying Parry or the Indemnified Party is defending and controlling any such Third Party Claim, it shall select counsel, contractors, experts and consultants of reasonable recognized standing and competence, shall take all steps necessary in the investigation, defense or settlement thereof, and shall at all times diligently and promptly pursue the resolution thereof. The party conducting the defense thereof shall at all times act as if all Losses relating to the Third Party Claim were for its own account and shall act in good faith and with reasonable prudence to minimize Losses therefrom. The Indemnified Party shall, and shall cause each of its Affiliates, directors, officers, employees, and agents to, cooperate fully with the Indemnifying Party in connection with any Third Party Claim.
               iii) Subject to the provisions of Sections 19(e)(ii) and 19(e)(iv) the Indemnifying Party shall be authorized to consent to a settlement of, or the entry of any judgment arising from, any Third Party Claims, and the Indemnified Party shall consent to a settlement of, or the entry of any judgment arising from, such Third Party Claims; provided, that the Indemnifying Party shall (a) pay or cause to be paid all amounts arising out of such settlement judgment concurrently with the effectiveness thereof; (b) shall not encumber any of the assets of any Indemnified Party or agree to any restriction or condition that would apply to such Indemnified Party or to the conduct of that party’s business; and (c) shall obtain, as a condition of any settlement or other resolution, a complete release of each Indemnified Party against any and all damages resulting from, arising out of or incurred with respect to such settlement or other resolution. Except for the foregoing, no settlement or entry of judgment in respect of any Third Party Claim shall be consented to by any Indemnifying Party or Indemnified Party without the express written consent of the other party.
               iv) In the case of the indemnification contemplated by Section 19(e)(ii), in the event that the Indemnifying Party desires to settle the matters referenced therein or consent to the entry of any judgment arising thereunder and the Indemnified Party does not wish to consent to such settlement or entry of judgment, the Indemnified Party shall have no obligation to consent to the settlement or entry of judgment provided that it agrees in writing to pay and be responsible for 100% of any Losses; provided that the Indemnified Party shall not be required to consent to any settlement or agree to be responsible for the payment of Losses thereafter incurred with respect to any matter the settlement or entry of judgment of which would require the consent of such Indemnified Party pursuant to Section 19(e)(iii). Notwithstanding the foregoing, an Indemnifying Party may, at its option and expense, participate in the defense of any Indemnified Claim.
               v) If the Indemnifying Party and the Indemnified Party are unable to agree with respect to a procedural matter arising under this Section 19(e) the Indemnifying Party and the Indemnified Party shall, within ten (10) days after notice of disagreement given by either party, agree upon a third-party referee (“Referee”), who shall be an attorney and who shall have the authority to review and resolve the disputed matter. The parties shall present their differences in writing (each party simultaneously providing to the other a copy of all documents submitted) to the Referee and shall cause the Referee promptly to review any facts, law or arguments either the Indemnifying Party or the Indemnified Party may present. The Referee shall be retained to resolve specific differences between the parties within the range of such differences. Either party may request that all discussions with the Referee by either party be in each other’s presence. The decision of the Referee shall be final and binding unless both the Indemnifying Party and the Indemnified Party agree. The parties shall share equally all costs and fees of the Referee.
               vi) If an Indemnifying Party makes any payment on an Indemnified Claim, the Indemnifying Party shall be subrogated, to the extent of such payment, to all rights and remedies of the Indemnified Party to any insurance benefits or other claims of the Indemnified Party with respect to such claim.
          f. Bonded Obligations.
               i) As a material inducement for Seller to enter into this Agreement, at the Closing Buyer is executing and delivering to Seller, the General Agreement of Indemnity in the form agreed upon between Buyer and Seller (the “General Agreement of Indemnity”), pursuant to which Buyer will indemnify Seller and its Affiliates with respect to the performance and completion of the bonded obligations as set forth therein (the “Bonded Obligations”).

               ii) Upon request of Seller, Buyer shall provide to Seller a letter of credit as of the one year anniversary of the Closing Date in an amount equal to Seller’s bond exposure with respect to the Business at such time, such amount not to exceed the lesser of $3,500,000 or the then amount of the Bonded Obligations.
               iii) Following the Closing Date, Buyer and Seller shall communicate with respect to the performance and completion of the Bonded Obligations and Buyer shall afford Seller the opportunity to remedy any actual or reasonably anticipated non-performance or non-completion of any Bonded Obligation.
          g. Sources of Indemnification for Buyer. If the Buyer has an indemnification claim against Seller pursuant to Section 19(a) (subject to the limitations and conditions set forth therein), such claim shall be satisfied solely by reduction of the Earn-Out on a dollar for dollar basis.
     20. Brokers and Finders. The Seller has retained Houlihan Lokey Howard & Zukin (“HLHZ”) in connection with the transactions contemplated hereby and will pay all fees and expenses charged by HLHZ. Except for HLHZ, each party represents and warrants to the other that it has not employed or retained any broker or finder in connection with the transactions contemplated by this Agreement nor has it had any dealings with any person that may entitle that person to a fee or commission from any other party hereto. Each of the parties indemnifies and holds the others harmless from and against any claim, demand, or damages whatsoever by virtue of any arrangement or commitment made by it with or to any person that may entitle such person to any fee or commission from the other parties to this Agreement.
     21. General Provisions
          a. Notices. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received when delivered against receipt or upon actual receipt of registered or certified mail, postage prepaid, return receipt requested, addressed as set forth below:

If to Buyer: LEÓN, MAYER & Co. 848 Brickell Avenue, Suite 1010 Miami, FL 33131 Attention: Benjamin G. Mayer / Andro Nodarse-León with a copy, given in the manner prescribed above to:

McCarter & English, LLP
245 Park Avenue
New York, NY 10167
Attention: Peter S. Twombly, Esq.

If to Seller:

MasTec North America, Inc.
800 S. Douglas Rd.
12th Floor
Coral Gables, FL 33134
Attention: C. Robert Campbell

with a copy, given in the manner
prescribed above to:

MasTec North America, Inc.
800 S. Douglas Rd.
12th Floor
Coral Gables, FL 33134
Attention: Alberto de Cardenas
          Any party may alter the address or addresses to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this paragraph for the giving of notice.
          b. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida without regard to the conflicts-of-laws rules thereof.
          c. Binding Nature of Agreement; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors, and assigns, except that no party may assign or transfer its rights or obligations under this Agreement without the prior written consent of the other parties hereto.
          d. Entire Agreement. This Agreement, the Confidentiality Agreement and the schedules, exhibits, certificates and other agreements to be delivered pursuant hereto constitute the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, understandings, inducements, and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. This Agreement may not be modified or amended other than by an agreement in writing executed by the parties.

          e. Dispute Resolution. This Agreement shall be governed by and construed in accordance with the Laws of the State of Florida applicable to contracts made and to be performed therein. Any controversy or claim arising out of or relating to this Agreement or any related agreement or any of the contemplated transactions will be settled in the following manner: (i) senior executives representing each of Seller and Buyer will meet to discuss and attempt to resolve the controversy or claim, (ii) if the controversy or claim is not resolved as contemplated by clause (i), Seller and Buyer will, by mutual consent, select an independent third party to mediate such controversy or claim, provided that such mediation will not be binding upon the parties; and (iii) if such controversy or claim is not resolved as contemplated by clauses (i) and (ii), the parties will refer any dispute hereunder (to the exclusion of a court of law) to final and binding arbitration in Miami, Florida in accordance with the then existing rules for expedited arbitration (the “Rules”) of the American Arbitration Association (“AAA”), and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The law applicable to any controversy shall be the law of the State of Florida, regardless of principles of conflicts of laws. In any arbitration pursuant to this Agreement involving a dispute in excess of $500,000, the award or decision shall be rendered by a majority of the members of a Board of Arbitration consisting of three members, one of whom shall be appointed by each of the respective parties and the third of whom shall be the chairman of the panel and be appointed by mutual agreement of said two party-appointed arbitrators. In the event of failure of said two arbitrators to agree within twenty (20) days after the commencement of the arbitration proceeding upon the appointment of the third arbitrator, the third arbitrator shall be appointed by the AAA in accordance with the Rules. In the event of a dispute involving a sum equal to or less than $500,000, a single arbitrator shall be appointed by the AAA in accordance with the Rules. In the event that either party shall fail to appoint an arbitrator within ten (10) days after the commencement of the arbitration proceedings, such arbitrator and the third arbitrator shall be appointed by the AAA in accordance with the Rules. Nothing set forth above shall be interpreted to prevent the parties from agreeing in writing to submit any dispute to a single arbitrator in lieu of a three member Board of Arbitration. Upon the completion of the selection of the Board of Arbitration (or if the parties agree otherwise in writing, a single arbitrator), an award or decision shall be rendered in writing within no more than thirty (30) days. The award rendered by arbitration shall be final and binding upon the parties, and judgment upon the award may be entered in any court of competent jurisdiction in the United States. Notwithstanding the foregoing, the request by either party for preliminary or permanent injunctive relief, whether prohibitive or mandatory, shall not be subject to arbitration and shall be adjudicated only by the courts of the State of Florida located in Miami-Dade County or the U.S. District Court for the Southern District of Florida. Each of the parties to this Agreement irrevocably consents to the service of process in any action or proceeding hereunder by the mailing of copies of the notice, summons and/or complaint by registered or certified airmail, postage prepaid, to the address specified in Section 21(a). The foregoing shall not limit the rights of any party to this Agreement to serve process in any other manner permitted by Applicable Law or to obtain execution of judgment in any other jurisdiction. An arbitrator(s) or court reviewing any dispute related to this Agreement pursuant to this Section may award reasonable costs for legal representation to a successful party and may apportion the costs of the arbitration or court costs between the parties if the arbitrator or court determines that such apportionment is reasonable, taking into account the circumstances of the case.
          f. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.
          g. Enforcement of Agreement. The parties acknowledge and agree that in the event of a breach of this Agreement, the non-breaching party would be irreparably damaged and could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which the non-breaching party may be entitled, at law or in equity, it shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.
          h. Provisions Separable. The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.
          i. Indulgences Not Waivers. Neither the failure nor any delay on the part of either party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power, or privilege preclude any other or further exercise of the same or of any other right, remedy, power, or privilege, nor shall any waiver of any right, remedy, power, or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power, or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.
          j. Costs and Expenses. Each party hereto shall bear its own costs, including counsel fees and accounting fees, incurred in connection with the negotiation, preparation of and the Closing under this Agreement, and all matters incident thereto.
          k. Titles Not to Affect Interpretation. The titles of paragraphs and subparagraphs contained in this Agreement are for convenience of reference only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation hereof.

          l. Execution in Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party. A facsimile signature will have the same force and effect as an original signature.
          m. Gender. Words used herein, regardless of the gender specifically used, shall be deemed and construed to include any other gender, masculine, feminine, or neuter, as the context requires.
          n. Number of Days. In computing the number of days for purposes of this Agreement, all days shall be counted, including Saturdays, Sundays, and holidays celebrated in the United States; provided, however, that if the final day of any period falls on a Saturday, Sunday, or holiday celebrated in the United States, then the final day shall be deemed to be the next day which is not a Saturday, Sunday, or holiday celebrated in the United States.
          o. Transfer Taxes. Any sales, use or other transfer taxes arising out of or incurred in connection with the transactions contemplated by this Agreement shall be paid by Seller; provided that Buyer shall deliver to Seller any resale certificate for inventory or clearance certificate, receipts or similar documents that may be required.

     IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

ATLAS TRAFFIC MANAGEMENT SYSTEMS LLC
By:	/s/ Andro Nodarse-León
	Name:	Andro Nodarse-León
	Title:	Founding Director

By:	/s/ Benjamin G. Mayer
	Name:	Benjamin G. Mayer
	Title:	Founding Director

MASTEC NORTH AMERICA, INC.
By:	/s/ C. Robert Campbell
	Name:	C. Robert Campbell
	Title:	CFO

Exhibit A
Definitions
     “Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with such other Person. For purposes of determining whether a Person is an Affiliate, the term “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of securities, contract or otherwise.
     “Applicable Law” means, with respect to any Person, any domestic or foreign, federal, state or local statute, law, ordinance, rule, administrative interpretation, regulation, order, writ, injunction, decree or other requirement of any Governmental Authority (including any Environmental Law) applicable to such Person or any of their respective properties, assets, officers, directors, employees, consultants or agents (in connection with such officer’s, director’s, employee’s, consultant’s or agent’s activities on behalf of such Person).
     “Benefit Arrangement(s)” means all life and health insurance, hospitalization, retirement, bonus, deferred compensation, incentive compensation, severance pay, disability and fringe benefit plans, holiday or vacation pay, profit sharing, seniority, and other policies, practices, agreements or statements of terms and conditions providing employee or executive compensation or benefits to Transferred Employees or any of their dependents, maintained by Seller, other than an Employee Plan.
     “Business Day” means any day that is not a Saturday, Sunday, or other day on which banks are required or authorized by Applicable Law to be closed in New York, New York.
     “Competing Business” means any business operating within the United States or its territories which provides directly or indirectly through other contractors to State Departments of Transportation the highway and roadway services currently provided by the Business, including structures, signals, electronics and toll booths.
     “Contracts” means all contracts, agreements, leases (including leases of real property), licenses, commitments, sales and purchase orders, and other undertakings of any kind, whether written or oral, relating exclusively to the Business.
     “Current Projects” shall have the meaning set forth in Section 2(f) of this Agreement.
     “Data Room” means the electronic data room hosted on Bowne Deal Room Express relating to the Business comprising the correspondence, contracts, agreements, licenses, documents and other information made available to the Buyer and its advisors.
     “Defective Installation Losses” means Losses incurred by Buyer as a result of defective installation of products or the purchase or use of non-conforming goods or materials by the Business prior to the Closing Date, notwithstanding any assignment instrument which purports to assign from Seller to Buyer all duties and obligations of Seller under the applicable contract for all work performed by Seller prior to the effective date of such assignment including but not limited to liabilities for latent defects and other obligations to third parties; provided that “Defective Installation Losses” shall not include any Losses directly arising from defective installation of products or the purchase or use of non-conforming goods or materials that are expressly the subject of the Assumed Proceedings.
     “Disclosure Schedules” means the Disclosure Schedules dated the date of this Agreement relating to this Agreement.
     “Employee Plans” means each “employee benefit plan” as defined in Section 3(3) of ERISA, maintained or contributed to by Seller which provides benefits to employees of the Business or their dependents.
     “Encumbrances” means any mortgage, lien (except for any lien for taxes not yet due and payable), charge, restriction, pledge, security interest, option, lease or sublease, claim, right of any third party, easement, encroachment or encumbrance.
     “Environmental Authority” shall mean any federal, state, regional, county or local government, agency or authority or any court in each case having judicial, regulatory or administrative authority under Environmental Laws.
     “Environmental Conditions” shall mean any environmental contamination or pollution of, or the Release or Threat of Release of Hazardous Materials into, the surface water, groundwater, surface or subsurface strata, other geologic media, air and land.
     “Environmental Laws” shall mean all federal, regional, state, county or local laws, statutes, ordinances, decisional law (including common law), rules, regulations, codes, orders, decrees, directives and judgments relating to health or safety, pollution, damage to or protection of the environment, Environmental Permits, Environmental Conditions, Releases or Threatened Releases of Hazardous Materials into the environment or the use, manufacture, processing, distribution, treatment, storage, generation, disposal, transport or handling of Hazardous Materials, whether existing in the past or present or hereafter enacted, rendered, adopted or promulgated. Environmental Laws shall include, but are not limited to, the following laws, and the regulations promulgated thereunder, as the same may be amended from time to time: the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. 9601 et seq.) (“CERCLA”); the Resource Conservation and Recovery Act (42 U.S.C. 6901 et seq.) (“RCRA”); the Clean Air Act (42 U.S.C. 9401 et seq.); and the Clean Water Act (33 U.S.C. 1251 et seq.); and the comparable laws and regulations of the State of Florida.
     “Environmental Liabilities” means all liabilities to the extent arising in connection with or in any way relating to the Business or Seller’s use or ownership thereof, whether vested or unvested, contingent or fixed, actual or potential, which arise under or relate to Environmental Laws including, without limitation, (i) Remedial Actions, (ii) personal injury, wrongful death, economic loss or property damage claims, (iii) claims for natural resource damages, (iv) violations of Applicable Law or (v) any Losses with respect thereto. Notwithstanding the foregoing, Environmental Liabilities shall not include any increased liabilities resulting from or

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arising out of a use of a facility constituting a Transferred Asset after the Closing other than the use of the facility as of the Closing Date.
     “Environmental Permits” shall mean all permits, authorizations, registrations, certificates, licenses, approvals or consents required under or issued pursuant to Environmental Laws.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “GAAP” means generally accepted accounting principles, as in effect in the United States of America, consistently applied.
     “Governmental Authority” means any federal, state, local, foreign, international, or multinational entity or authority exercising executive, legislative, judicial, regulatory, administrative or taxing functions of or pertaining to government.
     “Hazardous Materials” shall mean any toxic or hazardous substance, material or waste and any pollutant or contaminant, or infectious or radioactive substance or material, or any substances, materials and wastes defined or deemed to be hazardous or regulated under any Environmental Laws, including without limitation, organic compounds, petroleum (and derivatives thereof), polychlorinated byphenyls, asbestos and urea formaldehyde.
     “Indemnified Party” means a Person that may be entitled to be indemnified pursuant to Section 19.
     “Indemnifying Party” means a Person that may be entitled to be indemnified pursuant to Section 19.
     “Intellectual Property” means (i) patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof; (ii) trademarks, service marks, trade dress, logos, slogans and trade names, together with all goodwill associated therewith, and applications, registrations and renewals in connection therewith; (iii) copyrights, mask works and copyrightable works, and applications, registrations and renewals in connection therewith; and (iv) trade secrets and confidential business information (including ideas, research and development, know-how, inventions, formulas, compositions, manufacturing and production processes and techniques, designs, drawings and specifications).
     “ITS Leases” means the real property leases listed on Schedule 2(d) relating to the facilities used exclusively for the Business, and any other real property leases entered into after the date of this Agreement and on or prior to the Closing Date with the consent of Buyer, exclusively for the benefit of the Business, as the same may be amended and supplemented from time to time, including the interests of Seller in any related fixtures, improvement and personal property located therein.

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     “Inventory” means all inventories of finished goods, stores, replacement and spare parts, packaging, labeling and other operating supplies ordered, purchased and/or on hand that are solely used or held for use solely in connection with the Business.
     “Knowledge” means the actual knowledge, without inquiry, of Austin J. Shanfelter, C. Robert Campbell, Alberto de Cardenas and Stephen Wagman.
     “Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guaranties and other agreements with respect thereto, pursuant to which Seller holds any Leased Real Property for use solely by or in connection with the Business.
     “Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property which is used by Seller solely in connection with the Business.
     “Liabilities” means all liabilities and obligations of any kind, character or description, whether liquidated or unliquidated, known or unknown, fixed or contingent, choate or inchoate, accrued or unaccrued, absolute, determined, determinable or indeterminable or otherwise, whether presently in existence or arising hereafter.
     “Losses” means any losses, damages, costs, expenses, liabilities, obligations and claims of any kind.
     “MasTec Marks” means the name “MasTec” and all related and associated logos, design elements, variations, trade names, trademarks, service marks and all other marks, domain names, and rights of every kind pertaining thereto, together with the goodwill associated therewith, and shall include all confusingly similar names, marks and logos and derivations thereof, to the maximum extent permitted by law.
     “Material Adverse Effect” means (i) with respect to the Business, a material adverse effect on the assets or properties of the Business taken as a whole, or (ii) with respect to any other Person, a material adverse effect on the assets or properties of such Person taken as a whole.
     “Material Contracts” means the Contracts, agreements and other arrangements described in Section 8(d).
     “Order” means any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Authority or arbitrator.
     “Ordinary Course of Business” means the Ordinary Course of Business consistent with past custom and practices (including with respect to quantity and frequency).
     “Owned Real Property” means all land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by Seller and used principally in the Business.

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     “Permit” means any authorization, license, consent, order, certificate, variance, permit, certification, approval or other action of, or any filing, registration or qualification with, any governmental authority (or any department, agency or political subdivision thereof) or any other regional or local public authority (or any department, agency or political subdivision thereof), and any applications for the foregoing.
     “Permitted Encumbrances” means (i) any Encumbrances on the Assets arising from the lease of any personal property pursuant to Contracts included in the Assets, (ii) any Encumbrance which will be released at Closing, (iii) any Encumbrance that does not adversely affect the full use and enjoyment of the Asset for the purpose for which it is currently used, (iv) statutory liens for current taxes, special assessments or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings, (v) mechanics’, materialmen’s, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the Ordinary Course of Business, (vi) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over any real property, (vii) deposits or pledges made in connection with, or to secure payment of, worker’s compensation, unemployment insurance, old age pension programs mandated under applicable legal requirements or other social security, and (viii) covenants, conditions, restrictions, easements, encumbrances and other similar matters of record affecting title to but not adversely affecting current occupancy or use of the real property in any material respect.
     “Person(s)” means an individual, a corporation, a general partnership, a limited partnership, a limited liability company, limited liability partnership, an association, a trust or any other entity or organization, including a government or political subdivision or agency of instrumentality thereof.
     “Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator, whether arising before or after the Closing.
     “Properties” means all Leased Real Property and Owned Real Property used by Seller in the conduct of the Business.
     “Release” means any intentional or unintentional release, discharge, spill, leaking, pumping, pouring, emitting, emptying, injection, deposit, disposal, dispersal, dumping, leaching or migration on or into the environment or into or out of any property.
     “Remedial Action(s)” means the investigation, clean-up or remediation of environmental contamination or damage caused by, related to or arising from the generation, use, handling, treatment, storage, transportation, disposal, discharge, release, or emission of hazardous substances, including, without limitation, investigations, response, removal and remedial actions under The Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, corrective action under The Resource Conservation and Recovery Act of 1976, as amended, and clean-up requirements under similar state Environmental Laws.

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     “Tax” or Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, unemployment, real property, personal property, sale, use, transfer, value added, alternative, estimated, or other tax of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including any interest, penalty, or addition thereto, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any person.
     “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
     “Threat of Release” shall mean a reasonable likelihood of a Release that may require action in order to prevent or mitigate damage to the environment that may result from such Release.
     “US GAAP” means generally accepted accounting principles and practices in effect from time to time in the United States.
     “WARN” means the Worker Adjustment Retraining and Notification Act of 1988, as amended.

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